
SHARE PURCHASE AGREEMENT

by and among

POET TECHNOLOGIES INC.,
as Buyer,

and

THE PERSONS LISTED ON EXHIBIT A HERETO,
as Sellers

with respect to the acquisition of
all of the outstanding stock of

DENSELIGHT SEMICONDUCTORS PTE, LTD.

Dated as of **27 April, 2016**

CONTENTS

CLAUSE

SCHEDULE

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of **22 April, 2016** (this "**Agreement**"), is made by and among POET Technologies Inc., a company organized under the laws of Ontario, Canada with its principal executive offices at 121 Richmond Street West, Suite 501, Toronto, Ontario, M5H 2K1, Canada ("**Buyer**") and the persons identified on Exhibit A attached hereto (collectively, "**Sellers**" and together with the Buyer, the "**Parties**" and individually, a "**Party**"). Capitalized terms used herein shall have the respective meanings assigned to such terms in the text of this Agreement or in Section 1.1.

RECITALS:

WHEREAS, the Sellers collectively own all of the issued and outstanding 135,042 Ordinary Shares (the "**Ordinary Shares**") of Denselight Semiconductors Pte Ltd., a company duly incorporated and registered under the laws of Singapore with UEN No. 200004082G with its registered office at 6 Changi North Street 2, Singapore 498831 (the "**Company**");

WHEREAS, the Ordinary Shares constitute all equity interest in the Company, including all issued and outstanding shares, stock options and other equity-linked securities representing one hundred percent (100%) equity ownership of the Company;

WHEREAS, in connection with, and as a condition to, the Closing, certain parties have agreed to enter into the Ancillary Agreements to which they are to become parties pursuant to the terms of this Agreement;

WHEREAS, in connection with the Transaction, Buyer will invest a minimum of US$2 million in cash into the Company as set forth in Clause 7.1 of this Agreement within five (5) days following the Closing Date, and anticipates additional funding of one million dollars (US) ($1,000,000) within 30 days of the Closing Date and an additional two million dollars (US) ($2,000,000) within 6 months of the Closing Date to meet the Company's business plan; and

WHEREAS, Sellers wish to sell the Sale Shares to Buyer, and Buyer wishes to purchase the Sale Shares from Sellers, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties agree as follows:

AGREED TERMS

1. INTERPRETATION

The definitions and rules of interpretation in this Clause apply in this Agreement.

1.1 Definitions:

Accounts: the audited financial statements of the Company as of the Accounts Date comprising the individual accounts of the Company, including the balance sheet, profit and loss account together with the notes on them, the cash flow statement and the auditor's and directors' reports.

ACRA: Accounting and Corporate Regulatory Authority of Singapore.

Accounts Date: 31st December, 2015.

Acquisition Shares: the POET Shares, Earn-Out Shares, if any, and Exchange Shares issued in connection with the Transaction.

Ancillary Agreements: collectively, (i) the Escrow Agreement, (ii) the Subscription Agreements, (iii) the Exchange Agreements with the individuals receiving Exchange Shares pursuant to Clause 4.3, (iv) the Employment Agreements for Retained Employees and (v) any and all other ancillary agreements hereto required to complete the contemplated Transaction herein.

Business: the business of the Company namely the design, manufacture, and delivery of leading photonic optical light source products and solutions to the communications, medical, instrumentations, industrial, defense, and security industries.

Business Day: a day other than a Saturday, Sunday or gazetted public holiday in Singapore when banks are open for business.

Buyer's Warranties: shall mean the representation, warranties and undertakings as set out in Clause 7.

Cap Vista Side Letter: the side letter annexed at Schedule 4 to the supplemental letter to the shareholder's agreement in the Company dated 6 March 2014;

Claim: a claim for any breach of this Agreement including, without limitation, any claims for breach of any of the Warranties , covenants , Indemnities or any terms and conditions in this Agreement.

Closing: the closing of the sale and purchase of the Sale Shares in accordance with this Agreement.

Closing Agenda: a document, in agreed form, identifying the documents to be delivered by the Buyer and Seller at Closing and the business to be conducted at board meetings of the Company held at Closing.

Closing Date: has the meaning given in Clause 5.2.

Company: Denselight Semiconductors Pte Ltd., a company duly incorporated and registered under the laws of Singapore with company number 200004082G with its registered office at 6 Changi North Street 2, 498831, Singapore.

Conditions: the conditions to Closing, being the matters set out in Schedule 2.

Connected: in relation to the Sellers, means any member, officer or director of any Seller.

Consideration: the consideration for the Sale Shares to be paid by the Buyer in accordance with Clause 4.

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person either:

(a) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate;

and a **Change of Control** occurs if a person who controls any corporate body ceases to do so or if another person acquires control of it.

Creditor's Shares: means the shares of common stock of the Buyer, the number of which will be determined by application of the Equivalent Share Price Mechanism to be issued to EDBI pursuant to Clause 4.4 in satisfaction of and in exchange for release of the EDBI Loan owing by the Company to EDBI.

Dataroom: means the electronic dataroom in the dropbox folder which was made accessible to the Buyers for the purpose of due diligence.

Director: each person who is a director of the Company, as set out in Schedule 1.

Disclosed: The following are deemed to be disclosed:

(a) All matters and documents contained in the Dataroom (copies of the Documents in the Dataroom which are saved in a CD and delivered to the Buyer on the date of the Agreement are deemed to be disclosed subject to the Sellers providing reasonable documents as requested by the Buyer for the purposes of the due diligence prior to the signing of this Agreement; provided that the Sellers have provided total access to the Dataroom as reasonably requested by the Buyer for the purposes of their due

diligence; a fixed copy of the contents of the Dataroom being provided to the Buyer 5 Business Days prior to Closing, together with an index of all documents in the Dataroom; provided, further that Buyer may reasonably object to any contents of the Dataroom no later than [•] days prior to Closing based on clarity, appropriateness or completeness, and any content objected to shall be removed from the Dataroom;

(b) any matter which would be disclosed as a result of an inspection of the statutory registers and books and minute books of the Company;

(c) any matters, information or documents available at the public registries which are available for public inspection, including but not limited to:

(i) all information and all documents available for public inspection or in respect of which a search may be made at the Registry of Trade Marks in Singapore;

(ii) all information and all documents available for public inspection or in respect of which a search may be made on the records maintained by the Accounting and Corporate Regulatory Authority in Singapore; and

(iii) composite litigation and insolvency searches on the Singapore Judiciary's Integrated Electronic Litigation System.

(d) any matters contained in the Current Constitution of the Company;

(e) all matters and information which would be disclosed as a result of an inspection of the assets, books of accounts, records and files of the Company; and

(f) any matters disclosed in the Disclosure Letter (if any).

Disclosure Letter: Letter containing factual disclosure referred to in this Agreement and specific disclosures against warranties.

Earn-Out Shares: shares of common stock of the Buyer representing one million dollars (U.S.) ($1,000,000) in value as determined by application of the Equivalent Share Price Mechanism, which may be issued to the Sellers as described in Clause 4.2.

EDBI: EDB Investments Pte. Ltd. (UEN No,199102957K), a private limited company incorporated in Singapore.

EDBI Loan: means the loan of US$500,000.00 from EDBI to the Company pursuant to the Loan Agreement dated 20th July 2004 and secured by an Amended and Re-stated Deed of Debenture dated 18th March 2016.**Encumbrance:** any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Escrow Agent: Central Chambers Law Corporation.

Escrow Agreement: the Escrow Agreement, substantially in the form of Exhibit C, to be entered into on or prior to the Closing Date by Buyer, Seller Representative and the Escrow Agent, with such modifications to such form of Escrow Agreement as may be mutually agreed upon by Seller Representative and Buyer at or prior to the Closing.

Escrow Shares: twenty percent (20%) of the POET Shares to be held in escrow pursuant to the Escrow Agreement.

Equivalent Share Price Mechanism: the number of Acquisition Shares and Creditor's Shares, as applicable, to be issued pursuant to this Agreement or the Ancillary Agreements shall be determined by applying the U.S. equivalent of the Canadian dollar based on the closing exchange rate published by the Bank of Canada on the day prior to the Closing Date to the deemed Share Value.

Exchange Agreements: the Satisfaction, Release and Waiver of Claims agreements with each of the individuals or entities identified on Exhibit B in relation to the satisfaction of and exchange for surrender and release by such individuals or entities of debt owing to such individuals or entities by the Company.

Exchange Shares: shares of common stock of the Buyer, the number of which will be determined by application of the Equivalent Share Price Mechanism, to be issued as set forth in the Exchange Agreements to the individuals or entities identified on Exhibit B in the amounts set forth on such Exhibit in satisfaction of and exchange for surrender and release by such individuals or entities of debt owing to such individuals by the Company.

Fundamental Warranties: representations and warranties of the Sellers and the Company made in paragraphs 2 (Shares in the Company) 17 (Environment), 18 (Intellectual Property) and 19 (Information Technology) of Schedule 4.

Group: in relation to a company (wherever incorporated), that company, any company of which it is a Subsidiary from time to time (its holding company) and any other Subsidiaries from time to time of that company or its holding company. Each company in a Group is a **member of the Group**.

Intellectual Property Rights: has the meaning given in paragraph 18.1 of Part 1 of 0.

Interim Period: the period from (and including) the date of this Agreement up to (and including) the Closing Date or, if earlier, the termination of this Agreement in accordance with its terms.

IRAS: Inland Revenue Authority of Singapore.

Management Accounts: the unaudited consolidated balance sheet and the unaudited consolidated profit and loss account of the Company (including any notes on them) for the

first quarter of 2016 (period of 3 months ended March 2016) (a copy of which is attached to the Disclosure Letter).

Management Sellers: the Sellers designated as Management Sellers on Exhibit A.

Material Contract: has the meaning given in paragraph 12.1 of Part 1 of 0.

Non-Management Sellers: the Sellers designated as Non-Management Sellers on Exhibit A.

POET Shares: shares of common stock of the Buyer to be issued to the Sellers, representing ten and one-half million dollars (U.S.) ($10,500,000) in value as determined by application of the Equivalent Share Price Mechanism.

Properties: has the meaning given in paragraph 22.1 of Part 1 of 0.

Sale Shares: the issued and outstanding Ordinary Shares of the Company, including any shares newly issued by the Company as a result of the exercise of stock options by any Sellers prior to the Closing, representing 100% of the equity ownership of the Company immediately preceding the Closing.

Securities Act: the Securities Act of 1933, as amended, or any successor U.S. federal statute, and the rules and regulations of the Securities and Exchange Commission of the United States of America thereunder, as in effect.

Seller Representative: Jerry Rodrigues and Chan Yuan Chuen and Lam Yee Loy.

Share Value: the deemed value of each of the POET Shares, Earn-Out Shares and Exchange Shares and Creditor's Shares is one Canadian dollar (CDN)($1) per share, which was the closing price for shares of the common stock of Buyer on the TSX Venture Exchange on March 1, 2016.

Shares: the Acquisition Shares and the Creditor's Shares.

Singapore Dollar Equivalent: for the purpose of calculating the Singapore stamp duty, the value of the Shares, as applicable, issued pursuant to this Agreement or the Ancillary Agreements shall be determined by applying the Singapore Dollar equivalent of the U.S. dollar based on the closing exchange rate published on-line by the Monetary Authority of Singapore on the day prior to the Closing Date to the U.S. value of the Shares issued.

Subscription Agreements: Subscription Agreements for the Acquisition Shares to be delivered by the Sellers and accepted by Buyer in the usual form of Buyer in compliance with the requirements of the securities regulators of Canada and the TSX Venture Exchange.

Subsidiary: in relation to a company wherever incorporated (a holding company), any company in which the holding company (or persons acting on its behalf) directly or indirectly holds or controls either:

(a) a majority of the voting rights exercisable at shareholder meetings of that company; or

(b) the right to appoint or remove a majority of its board of directors,

and any company which is a Subsidiary of another company is also a Subsidiary of that company's holding company. Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time shall apply to the company as it is at that time.

Substantiated Claim: a Claim that has been:

(a) agreed to in writing by the Parties to the Claim, both as to liability and quantum; or

(b) finally adjudicated by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication or the parties are debarred by passage of time or otherwise from making an appeal.

Tax or Taxation: has the meaning set out in paragraph 1.1 of **Error! Reference source not found.**.

Tax Covenant: the tax covenant set out in **Error! Reference source not found.**.

Tax Warranties: the warranties set out in **Error! Reference source not found.** of 0.

Transaction: the transaction contemplated by this Agreement or any part of that transaction.

U.S.: United States of America

Warranties: the representations and warranties given pursuant to Clauses 7 and 8 and set out in 0.

1.2 Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3 References to Clauses and Schedules are to the Clauses of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4 The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.5 A reference to **this Agreement or this Share Purchase Agreement** or to **any other agreement or document referred to in this Agreement** is a reference to this Agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

1.6 Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular

1.7 Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8 A **person** includes a natural person, a corporate or unincorporated body (whether or not having separate legal personality) and that person's successors and permitted assigns.

1.9 A reference to a **party** shall include that party's personal representatives, successors and permitted assigns.

1.10 A reference to a **company** shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.11 A reference to **writing** or **written** includes fax but not email (unless otherwise expressly provided in this Agreement).

1.12 Any words following the terms **including**, **include**, **in particular**, **for example** or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.13 References to a document in **agreed form** are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.14 Unless otherwise provided, a reference to a law is a reference to it as amended, extended or re-enacted from time to time; provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.15 Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.16 References to times of day are, unless the context otherwise requires, to Singapore time and references to a day are to a period of twenty four hours running from midnight on the previous day.

2. CONDITIONS

2.1 Closing is subject to and conditional upon the Conditions in Schedule 2 Part A ("**Buyer's Condition Precedent**") and Schedule 2 Part B (**"Sellers' Condition Precedent**") being satisfied (or waived pursuant to Clause 2.6) by the Closing Date.

2.2 If any of the Conditions are not satisfied in accordance with Clause 2.1, then unless each unfulfilled Condition is waived pursuant to Clause 2.6, this Agreement shall terminate and cease to have effect on the Closing Date except for:

(a) the provisions referred to in Clause 2.3; and

(b) subject to the Clause 9 (Limitation of Liability), any rights, remedies, obligations or liabilities of the parties that have accrued under this Agreement up to the date of termination, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination.

2.3 Following termination of this Agreement in accordance with Clause 2.2 or the termination of this Agreement pursuant to Clause 5.6 or Clause 8.9, the following Clauses shall continue to have effect:

Clause 1 (Interpretation);

Clause 2 (Conditions);

Clause 12 (Confidentiality and announcements);

Clause 15 (Entire agreement);

Clause 16 (Variation and waiver);

Clause 17 (Costs);

Clause 18 (Notices);

Clause 25 (Language); and

Clause 26 (Governing law and jurisdiction).

2.4 The Parties shall use all reasonable endeavours (so far as lies within their powers so to do) to ensure that the Conditions are satisfied as soon as practicable and in any event no later than the Closing Date.

2.5 The Parties shall cooperate fully in all actions necessary to procure the satisfaction of the Conditions, including (but not limited to) the provision by the Parties of all information reasonably necessary to make any application for consent, notification or filing that the Buyer deems to be necessary or as requested by any relevant authority, keeping the other Party informed of the progress of any notification or filing and providing such assistance as may reasonably be required.

2.6 Either of the Parties may, to such extent it thinks fit (in its absolute discretion) and is legally entitled to do so, waive in whole or in part any of the other Parties obligations with respect to the Conditions of Schedule 2 by written notice to the other Party.

3. **SALE AND PURCHASE**

3.1 On the terms of this Agreement and subject to the Conditions, each Seller shall sell and the Buyer shall buy from each Seller the number of Sale Shares listed next to such Seller's name on Exhibit A under the column headed Sale Shares, together with all rights that attach (or may in the future attach) to such Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Closing Date.

3.2 Each Seller covenants with the Buyer that:

(a) it has the right to sell the Sale Shares on the terms set out in this Agreement;

(b) it shall do all it can, at its own cost, to give the Buyer the full legal and beneficial title to the Sale Shares;

(c) it sells its Sale Shares free from all Encumbrances;

(d) it has no right to require the Company to issue any share capital or create an Encumbrance affecting any unissued shares or debentures or other unissued securities of the Company;

(e) no commitment has been given to create an Encumbrance affecting such Seller's Sale Shares (or any unissued shares or debentures or other unissued securities of the Company); and

(f) the execution, delivery and performance by it of this Agreement, and the acceptance by it of the POET Shares and Earn-Out Shares, if any, do not require the approval or consent of, or any filing with, any governmental authority or agency in Singapore SAVE FOR the lodgement of the share transfer with ACRA and e-stamping of the share transfers with IRAS.

3.3 The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

4. **CONSIDERATION**

4.1 Payment at Closing. Each Seller will be issued at the Closing, according to its respective shareholding percentages as per the current schedule in ACRA, the number of POET Shares based on the Share Value listed next to such Seller's name on Exhibit A under the column headed POET Shares together with such Seller's proportional share of the Escrow Shares held back pursuant to Clause 4.4. For the purposes of issuance of POET Shares to 3-5 Lightsource Pte. Ltd., 3-5 Lightsource hereby directs the Buyer to issue the POET Shares directly to the Management Sellers in their individual capacity as set out in Exhibit A.

4.2 Earn-Out Payment. Each Seller will be issued, according to its respective shareholding percentages as per the current schedule in ACRA, the number of Earn-Out Shares listed next to such Seller's name on Exhibit A under the column headed Earn-Out Shares, if the Company's revenue meets or exceeds (S)$6,600,000 during calendar year 2016. For the purposes of issuance of the Earn-Out Shares to 3-5 Lightsource Pte. Ltd., 3-5 Lightsource hereby directs the Buyer to issue the Earn-Out Shares directly to the Management Sellers in their individual capacity as set out in Exhibit A.

4.3 Satisfaction of Debt. The Buyer will issue the Exchange Shares pursuant to the Exchange Agreements to the individuals and entity identified on Exhibit B in consideration of such individuals' agreement to cancel and surrender their claims for salaries, fees, loans or other debts of any kind owed by the Company.

4.4 Satisfaction of the EDBI Loan. The Buyer will issue the Creditor's Shares representing US$500,000.00 in value as determined by application of the Equivalent Share Price Mechanism to EDBI in consideration of EDBI's agreement to cancel and surrender and release the EDBI Loan owed by the Company to EDBI. Upon receipt of the Creditor's Shares, EDBI shall sign and lodge with ACRA the Statement of Satisfaction of Registered Charge and thereafter, the Amended and Re-stated Deed of Debenture will be deemed terminated.

4.5 Escrow Holdback. Buyer shall deposit the Escrow Shares with the Escrow Agent to be held pursuant to the Escrow Agreement to satisfy any claims or liabilities that may arise relating to breaches of representations and warranties set forth in this Agreement and the Ancillary Agreements by the Company or the Sellers, undisclosed liabilities of the Company as of the Closing Date and other matters set forth in the Escrow Agreement; and the Escrow Shares will be released (except to the extent of any pay-outs and pending claims against such Escrow Shares) to the Sellers on the six (6) month anniversary of the Closing Date.

4.6 Reduction of Purchase Price. Subject to the provisions Clause 9, the Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer for each and any:

(a) Claim; or

(b) claim under Clause 11; or

(c) claim under the Tax Covenant.

4.7 Break Up Fee. If Closing does not occur after the execution of this Agreement due solely and directly to a Wrongful Withdrawal by the Sellers notwithstanding that all the Conditions Precedent for the Buyer and the Sellers have been fulfilled and/or waived and the Buyer is ready, willing and able to proceed to Closing, then and only in such an event, the Buyer shall be entitled to receive as a "break-up fee" of an amount equal to US$2,000,000, such amount

to be paid forthwith by the Sellers on written demand by the Buyer. This shall be the sole recourse of the Buyer for a Wrongful Withdrawal by the Sellers.

For the purpose of this Clause 4.7, the term "Wrongful Withdrawal" means the sale or transfer or charge of all or part of the Seller's Shares in the Company to a purchaser or financer.

For the avoidance of doubt, the break-up fee shall not be payable by the Sellers to the Buyer in the event that the Buyer has not fulfilled or obtained waiver of the Buyer's Conditions Precedent.

5. CLOSING

5.1 Closing shall take place on the Closing Date at the offices of Bird & Bird ATMD LLP (or any other place or time as agreed in writing by the parties).

5.2 In this Agreement, **Closing Date** means 6 May, 2016 or such other date mutually agreeable by the Parties unless the Conditions have not been satisfied (or waived in accordance with Clause 2.6) on or before that date, in which event the Closing Date shall be:

(a) the second Business Day after all the Conditions have been satisfied or waived; or

(b) any other date agreed in writing by the Seller and the Buyer; or

Closing is deferred in accordance with Clause (b), in which event the Closing Date shall be the date to which Closing is so deferred.

5.3 The Sellers and the Company:

(a) undertake to the Buyer that at all times during the Interim Period the Business of the Company shall be conducted in the manner provided in 0; and

(b) gives the Buyer the undertakings set out in 0 during the Interim Period.

5.4 At Closing, the Sellers shall:

(a) transfer the Sale Shares in such form as is necessary for the Buyer to acquire legal ownership of the Sale Shares in accordance with the laws of Singapore; and,

(b) deliver (or cause to be delivered) all other documents identified in the Closing Agenda as documents to be delivered by all the Sellers at Closing, including the Exchange Agreements and the Subscription Agreements.

5.5 At Closing, the Buyer shall:

(a) deliver to each Seller a certificate representing the Acquisition Shares to which such Seller is entitled;

(b) deliver the Escrow Shares into the custody of the Escrow Agent pursuant to the Escrow Agreement;

(c) deliver to each individual or the representative of a specific group of individuals as set forth on Exhibit B a certificate representing the Exchange Shares to which such individual is entitled;

(d) deliver to EDBI a certificate representing the Creditor's Shares to which EDBI is entitled for the conversion of the EDBI Loan; and

(e) deliver (or cause to be delivered) all other documents identified in the Closing Agenda as documents to be delivered by the Buyer at Closing.

5.6 If the Sellers do not comply with their obligations in Clause 5.4 in any respect the Buyer may (without prejudice to any other rights or remedies it may have):

(a) proceed to Closing;

(b) defer Closing to a date after the date on which Closing would otherwise have taken place; or

(c) terminate this Agreement by notice in writing to the Seller.

5.7 The Buyer may defer Closing under Clause 5.6 only once, but otherwise this Clause 5 applies to a Closing deferred under that Clause as it applies to a Closing that has not been deferred.

5.8 If the Buyer does not comply with its obligations in Clause 5.4 in any respect the Sellers may (without prejudice to any other rights or remedies it may have):

(a) proceed to Closing;

(b) defer Closing to a date after the date on which Closing would otherwise have taken place; or

(c) terminate this Agreement by notice in writing to the Buyer.

6. SHARE TRANSFER RESTRICTIONS

6.1 All of the Acquisition Shares will be restricted and subject to resale restrictions as established by the TSX Venture Exchange, the Securities Act and other U.S. and Canada federal, state or provincial securities laws and regulations.

6.2 Acquisition Shares received by the Sellers may not be sold, transferred, pledged or otherwise disposed of for a period of six months commencing on the date of receipt of such Acquisition Shares SAVE THAT the POET Shares and the Earn-Out Shares to be issued to 3-5 Lightsource Pte. Ltd. may be issued directly by the Buyer to the Management Sellers. Following such six month restricted period,, 25% of such Acquisition Shares may be sold, transferred, pledged or disposed of by the Sellers. Following an additional six month restricted period, all remaining Acquisition Shares received by the Non-Management Sellers and an additional 25% of the total Acquisition Shares received by the Management Sellers twelve months previously, may be sold, transferred, pledged or disposed of and following an additional twelve month restricted period, the remaining Acquisition Shares received by the

Management Sellers twenty-four months previously, may be sold, transferred, pledged or otherwise disposed of.

6.3 The certificates representing the Acquisition Shares will contain a legend noting the restrictions set forth herein, as well as any other legends necessary for compliance with applicable laws and regulations.

6.4 The Creditor's Shares received by EDBI may not be sold, transferred, pledged or otherwise disposed of for a period of six months commencing on the date of receipt of such Creditor's Shares. Following such six month restricted period, 100% of the Creditor's Shares may be sold, transferred, pledged or disposed of.

7. WARRANTIES AND UNDERTAKINGS OF THE BUYER

7.1 Buyer represents warrants and undertakes to the Sellers that:

(a) Within five Business Days following the Closing Date, Buyer will invest into the Company a minimum of two million dollars (US) ($2,000,000) in cash.

(b) It has full authority and capacity to enter into, execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations and consummate the transactions contemplated by this Agreement (including, without limitation, the issuance of the Acquisition Shares to the Sellers and those individuals identified on Exhibit B and the Creditor's Shares to EDBI);

(c) Buyer is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation or organisation, having full corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement.

(d) The Buyer's obligations under this Agreement are valid, legally binding and enforceable in accordance with its terms.

(e) Buyer is carrying on businesses in material compliance with all applicable laws and regulations;

(f) Its execution and delivery of this Agreement and the Ancillary Agreements and the performance by Buyer of its obligations and the consummation of the transactions contemplated by this Agreement have been duly authorised by all necessary corporate or other action of Buyer;

(g) The issuance of the Acquisition Shares shall be in compliance with all U.S securities laws and Canada Federal and State or Provincial securities laws and regulations, and the rules of the TSX Venture Exchange; and

(h) The information set forth in filings made by the Buyer with the U.S. Securities and Exchange Commission is true and complete in all material respects

(i) All the issued shares of the Buyer have been duly authorised and is validly issued, fully paid-up and rank pari passu in all respects with each other and are not subject to any Encumbrance. The Buyer is not subject to any actual or contingent obligations to issue or convert any securities or debt except as required or contemplated under this Agreement and except for the issuance of Shares of the Buyer upon the exercise of stock options and warrants as disclosed in the Buyer's public filings on SEDAR.

(j) The Shares of the Buyer (including, without limitation, the Acquisition Shares and the Creditor's Shares) are and will be at the time of issuance validly listed and quoted on the TSX Venture Exchange and the Buyer has complied with all the listing requirements of the TSX Venture Exchange and the Buyer has not received any notice that its Shares are to be delisted or suspended from listing. The Acquisition Shares to be issued to the Sellers and the Creditor's Shares to be issued to EDBI shall be credited as fully paid up and shall rank in all respects pari passu and form one class with all other fully paid Shares in issue of the Buyer and will be listed and quoted on the TSX Venture Exchange. No stock holder of the Buyer or other person has any pre-emptive or similar right with respect the Acquisition Shares and the Creditor's Shares.

(k) The financial statements provided by the Buyer to the Sellers comply in all material respect with applicable accounting requirements and with the published rules and regulations of the Canadian Securities Administrators, TSX Venture Exchange and SEC with respect thereto,.The financial statements provided to the Sellers have been prepared in accordance with International Financial Reporting Standards (IFRS) consistently applied and fairly represent the consolidated financial position, consolidated cash flow and consolidated results of the Buyer and its Subsidiaries at the dates thereof. All information contained in the Audited [FY 2015] Financial Statements and announcements of the Buyer up to the date of this Agreement was when given, true and accurate in all material respects and not misleading and as of the date of this Agreement, the Buyer is not aware of any fact or matter or circumstances which renders or will render any such information untrue, inaccurate or misleading in any material respects. Copies of the documents provided to the Company and the Sellers are true and complete in all material respects.

(l) There are no material claims, actions and/or proceedings pending or threatened against the Buyer;

(m) Neither the execution nor performance by the Buyer of this Agreement nor any transactions contemplated under this Agreement will violate any provision of its constitutive documents, any order, writ, injunction or decree of any Regulatory Authority applicable to the Buyer or its assets, or any agreement or instrument to which the Buyer is a party or by which the Buyer or its assets are bound.

(n) **Insolvency**

The Buyer:

- is not insolvent or unable to pay its debts within the meaning of the insolvency legislation applicable to the Buyer; and
- has not stopped paying its debts as they fall due.

(ii) No step has been taken in any jurisdiction to initiate any process by or under which:

- the ability of the creditors of the Buyer to take any action to enforce their debts is suspended, restricted or prevented;
- some or all of the creditors of the Buyer accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Buyer;
- a person is appointed to manage the affairs, business and assets of the Buyer on behalf of its creditors; or
- the holder of a charge over all or any of the assets of the Buyer is appointed to control the business and/or all or any assets of the Buyer.

(iii) No process has been instituted which could lead to the Buyer being dissolved and its assets being distributed among its creditors, shareholders or other contributors.

(o) **Disputes and investigations**

(i) Neither the Buyer, nor any person for whom the Buyer is vicariously liable:

- is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or

government body, department, board, agency or authority (except for debt collection in the normal course of business); or

- is the subject of any investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body or stock exchange (including TSX).

(ii) No director of the Buyer is, to the extent that it relates to the business of the Buyer, engaged in or subject to any of the matters mentioned in paragraph O(i) above.

(iii) No proceedings, investigation or inquiry as are mentioned in paragraph O(i) or O(ii) above have been threatened or are pending, and there are no circumstances likely to give rise to any such proceedings, investigation or inquiry.

(iv) The Company is not affected by any existing or pending judgments or rulings and have not given any undertakings arising from legal proceedings to any court, governmental agency, regulator, third party or authority.

7.2 The Sellers enter into this Agreement on the basis of, and in reliance on, the Buyer's Warranties set forth in Clause 7. The Buyer warrants and represents to each Seller that each Warranty is true and not misleading on the date of this Agreement, except as Disclosed.

7.3 The Warranties are deemed to be repeated on each day up to and including the Closing Date and any reference made to the date of this Agreement (whether express or implied) in relation to any Warranty shall be construed, in relation to any such repetition, as a reference to each such day.

7.4 The Buyer shall not do or omit to do anything which would, at any time before or at Closing, be inconsistent with any of the Warranties, breach any Warranty or make any Warranty untrue or misleading.

7.5 If at any time during the Interim Period, the Buyer becomes aware that a Warranty has been breached, is untrue or is misleading, or has a reasonable expectation that any of those things might occur, it must immediately notify the Sellers in writing of the occurrence and in sufficient detail to enable the Sellers to make an accurate assessment of the situation.

7.6 If at any time during the Interim Period it becomes apparent that a Warranty has been breached, is untrue or misleading, or that the Buyer has breached any other term of this Agreement, the Sellers may (without prejudice to any other rights it may have in relation to the breach):

(a) terminate this Agreement by notice in writing to the Buyer; or

(b) proceed to Closing.

7.7 Each of the Warranties is separate and, unless specifically provided, is not limited by reference to any other Warranty or any other provision of this Agreement.

8. WARRANTIES OF THE SELLERS AND THE COMPANY

8.1 Save as Disclosed, the Buyer enters into this Agreement on the basis of, and in reliance on, the Warranties set forth on Schedule 5.

8.2 All matters contained in the documents in the Dataroom may be deemed Disclosed to the Buyer and constitute formal disclosure to the Buyer for the purposes of the Agreement of the facts and circumstances which are or may be inconsistent with the Warranties (as defined in the Agreement) or which otherwise give or may give rise to a claim under the Agreement by the Buyer in respect of the Warranties; SUBJECT TO the Sellers providing total access to the Dataroom as reasonably requested by the Buyer for the purposes of their due diligence; a fixed copy of the contents of the Dataroom being provided to the Buyer within 5 days prior to the date of this Agreement, together with an index of all documents in the Dataroom; provided that Buyer may reasonably object to any contents of the Dataroom based on clarity, appropriateness or completeness, and any contents objected to shall be removed from the Dataroom . Such facts and circumstances will be deemed to qualify the Warranties accordingly.

8.3 Each Seller warrants and represents that the contents of the Dataroom are true, correct, complete and accurate.

8.4 Each Seller warrants and represents to the Buyer that each Warranty is true and not misleading on the date of this Agreement, except as Disclosed.

8.5 The Warranties are deemed to be repeated on each day up to and including the Closing Date and any reference made to the date of this Agreement (whether expressed or implied) in relation to any Warranty shall be construed, in relation to any such repetition, as a reference to each such day.

8.6 No Seller shall (and each Seller shall ensure that the Company shall not) do or omit to do anything which would, at any time before or at Closing, be inconsistent with any of the Warranties, breach any Warranty or make any Warranty untrue or misleading.

8.7 SUBJECT ALWAYS to the Limitation on Claims under Clause 9, if any Warranty is breached or proves to be untrue or misleading, the Sellers undertake to pay to the Buyer on demand:

(a) the amount necessary to put the Buyer into the position it would have been in if the Warranty had not been breached and had not been untrue or misleading; and

(b) all costs and expenses (including, without limitation, damages, legal and other professional fees and costs, penalties, expenses and consequential losses whether

directly or indirectly arising) incurred by the Buyer, the Company as a result of the breach or of the Warranty not being true or being misleading (including a reasonable amount in respect of management time).

8.8 If at any time during the Interim Period any Seller becomes aware that a Warranty has been breached, is untrue or is misleading, or has a reasonable expectation that any of those things might occur, it must immediately:

(a) notify the Buyer in writing of the occurrence and in sufficient detail to enable the Buyer to make an accurate assessment of the situation; and

(b) if requested by the Buyer, use its best endeavours to prevent or remedy the notified occurrence.

8.9 If at any time during the Interim Period it becomes apparent that a Warranty has been breached, is untrue or misleading, or that any Seller or the Company has breached any other term of this Agreement, the Buyer may (without prejudice to any other rights it may have in relation to the breach):

(a) terminate this Agreement by notice in writing to the Seller Representative; or

(b) proceed to Closing.

8.10 Warranties qualified by the expression **so far as the Sellers are aware or to the best of the knowledge and information of the Company and the Sellers** (or any similar expression) are deemed to be given to the best of the knowledge and information of the Company and/ or the Seller after it has made all reasonable and careful enquiries.

8.11 Each of the Warranties is separate and, unless specifically provided, is not limited by reference to any other Warranty or any other provision of this Agreement.

8.12 With the exception of matters Disclosed, no information of which the Buyer or its agents or advisors has knowledge (actual, constructive or imputed) or which could have been discovered (whether by investigation made by the Buyer or made on its behalf) shall prejudice or prevent any Claim or reduce any amount recoverable in respect of a Claim.

9. LIMITATIONS ON CLAIMS

9.1 This Clause limits the liability of the Sellers in relation to any Claim for breach of this Agreement including, without limitation, any Claims for breach of the terms, conditions, Warranties, representations, covenants and any indemnities (including, without limitation the Indemnities under Clause 11) and any claim under the Tax Covenant and Tax Warranties.

9.2 Other than as set forth in Clause 9.3, the Buyer's sole remedy shall be recourse to the Escrow Shares for any Claim for breach of this Agreement including, without limitation, any Claims

for breach of the terms, conditions, Warranties, Representations, Covenants and any Indemnities (including, without limitation the Indemnities under Clause 11).

9.3 Liability for a Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Sellers, its agents or advisers or the Company, a Claim made in connection with any Fundamental Warranties or a claim under the Tax Covenant shall not be limited as set forth above in Clause 9.2, but, when taken together, any such liability shall not exceed an amount equal to the Consideration received by the Sellers at the Closing for the POET Shares and the Earn-Out Shares (if issued) as determined by the Equivalent Share Price Mechanism as at Closing. With respect to each Seller, liability for such Seller shall not exceed 100% of the Consideration received by such Seller for its Sale Shares as determined by the Equivalent Share Price Mechanism as at Closing and may be fully satisfied by either (i) a return of a number of POET Shares and Earn-Out Shares (if issued). which have been issued to such Seller, (ii) cash up to the amount of the consideration received by such Seller for its Sale Shares as determined by the Equivalent Share Price Mechanism , or (iii) a combination of POET Shares and Earn-Out Shares (if issued) and cash representing a combined value equal to Consideration received by such Seller for its Sale Shares as determined by the Equivalent Share Price Mechanism.

9.4 The Sellers are not liable for any Claim to the extent that the Claim:

(a) relates to matters Disclosed; or

(b) relates to any matter specifically and fully provided for in the Accounts.

9.5 The Sellers are not liable for a Claim or a claim under the Tax Covenant unless the Buyer has given the Seller Representative notice in writing of the Claim or claim under the Tax Covenant, summarising the nature of the Claim or claim under the Tax Covenant as far as it is known to the Buyer and the amount claimed, within:

(a) in the case of a Claim made in connection with the Fundamental Warranties (i) in paragraph 2 (Shares in the Company) of Schedule 4 the period of four (4) years; (ii) in paragraph 17 (Environment) of Schedule 4, the period of six (6) years, and (iii) in paragraphs 18 (Intellectual Property) and 19 (Information Technology) of Schedule 4, the period of four (4) years;

(b) in the case of a claim under the Tax Covenant, the period of three (3) years beginning with the Closing Date; and

in all other cases, the period of six (6) months beginning with the Closing Date.

9.6 The survival limitations set forth in Clause 9.5 above do not apply to any Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Sellers, its agents or advisers or the Company.

9.7 The Buyer is not entitled to recover damages or otherwise obtain restitution more than once in respect of the same loss.

10. TAX COVENANT

The provisions of **Error! Reference source not found.** apply in this Agreement in relation to Taxation.

11. INDEMNITIES

11.1 SUBJECT ALWAYS to the Limitations on Claims under Clause 9, the Sellers undertake to indemnify, and to keep indemnified, the Buyer and the Company against all losses or liabilities, including, without limitation, direct, indirect or consequential damages, which may be suffered or incurred by any of them and which arise directly or indirectly in connection with the following matters:

(a) any material inaccuracy in or material breach of any Warranties made by the Sellers under this Agreement; and

(b) any breach or default in performance by Sellers of any covenant or Agreement of Sellers under this Agreement.

11.2 Subject to the Limitations on Claims under Clause 9, a claim under Clause 11.1 shall include:

(a) An amount in respect of all costs and expenses incurred by the Buyer or the Company (as the case may be) in bringing the claim including a reasonable amount in respect of management time); and

(b) Any amount necessary to ensure that, after any Taxation of the payment, the Buyer or the Company, as the case may be, is left with the same amount it would have had if the payment was not subject to taxation.

12. CONFIDENTIALITY AND ANNOUNCEMENTS

12.1 Subject to the provisions of this Clause 12 (including without limitation to Clause 12.6) The Parties agree that the transaction contemplated by the terms hereof shall remain and be kept confidential, and that any press release or announcement to third parties shall be made by mutual agreement of the Parties only or as required of Buyer by applicable securities laws.

12.2 Subject to the provisions of this Clause 12 (including without limitation to Clause 12.6) each Seller undertakes to the Buyer (for itself and as agent for the Company) that it shall for a period of 4 years from the date of this Agreement:

(a) keep confidential the terms of this Agreement and all confidential information or trade secrets in its possession concerning the business, affairs, customers, clients or suppliers of the Company or any member of the Buyer's Group;

(b) not disclose any of the information referred in Clause 12.2(a) in whole or in part to any third party, except as expressly permitted by this Clause 12; and

(c) not make any use of any of the information referred in Clause 12.2(a), other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement.

12.3 The Buyer undertakes to the Sellers that it shall:

(a) keep confidential the terms of this Agreement and all confidential information or trade secrets in its possession concerning the business, affairs, customers, clients or suppliers of Sellers;

(b) not disclose any of the information referred in Clause 12.3(a) in whole or in part to any third party, except as expressly permitted by this Clause 12; and

(c) not make any use of any of the information referred in Clause 12.3(a), other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement.

12.4 Nothing in this Agreement shall be construed as imposing on the Buyer an obligation to keep confidential, or restrict its use after Closing, of any information relating to the Company.

12.5 Notwithstanding any other provision of this Agreement, no Party is required to keep confidential or to restrict its use of any information that:

(a) is or becomes public knowledge or otherwise generally available to the public (other than as a direct or indirect result of the information being disclosed in breach of this Agreement);

(b) that the Parties agree in writing is not confidential; or

(c) was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the receiving Party's knowledge, is not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from disclosing the information to the receiving Party.

12.6 Any of the Parties may disclose any information that it is otherwise required to keep confidential under this Clause 12:

(a) to those of its employees, officers, consultants, representatives or advisers (or those of any member of its Group) who need to know such information to enable them to advise on this Agreement, or to facilitate the Transaction, PROVIDED THAT the

Party making the disclosure informs the recipient of the confidential nature of the information before disclosure and procures that each recipient shall, in relation to the information disclosed to him, comply with the obligations set out in this Clause 12 as if the recipient were that party. The Party making a disclosure under this Clause shall, at all times, be liable for any failure by its recipients to comply with the obligations set out in this Clause;

(b) in the case of the Buyer only, to its funders, potential investors and their respective advisers, employees, officers, representatives or consultants;

(c) with the prior consent in writing of the other Party;

(d) to confirm either that the Transaction has taken place, or the Closing Date, but without otherwise revealing any other terms of the Transaction or making any other announcement; or

(e) to the extent that the disclosure is required:

(i) by the laws of any jurisdiction to which the disclosing party is subject;

(ii) by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any taxation authority or securities exchange of competent jurisdiction;

(iii) to make any filing with, or obtain any authorisation from, a regulatory, governmental or similar body, tax authority or securities exchange of competent jurisdiction;

(iv) under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(v) to protect the disclosing party's interest in any legal proceedings,

PROVIDED that in each case (and to the extent it is legally permitted to do so) the Party making the disclosure gives the other Party as much notice of such disclosure as possible.

12.7 Subject to Clause 12.8, Clause 12.9 and Clause 12.10, no Party shall make, or permit any person to make, any public announcement, communication or circular (an announcement) concerning this Agreement or the Transaction without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

12.8 Nothing in Clause 12.7 shall prevent any Party from making an announcement required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction provided that the party required to make the announcement consults with the other Party and takes into

account the reasonable requests of the other Party in relation to the content of such announcement before it is made.

12.9 The Parties shall issue a press release in agreed form immediately after the date of this Agreement.

12.10 The Buyer may at any time after the date of this Agreement announce its acquisition of the Sale Shares to any employees, clients, customers or suppliers of the Company, or any other member of the Buyer's Group.

12.11 This Clause shall continue to have effect for the period of 2 years following the Closing Date.

13. FURTHER ASSURANCE

The Sellers shall (at their own expense) promptly execute and deliver such documents and perform such acts as the Buyer may reasonably require from time to time for the purpose of giving full effect to this Agreement.

14. ASSIGNMENT

14.1 Subject to the further provisions of this Clause 14, no Party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this Agreement (or any other document referred to in it) SAVE THAT 3-5 Lightsource may assign its Shares and the rights under this Agreement to the Management Shareholders as set out in Exhibit A.

14.2 Each Party confirms it is acting on its own behalf and not for the benefit of any other person.

14.3 The Buyer may assign or transfer its rights (but not its obligations) under this Agreement (or any document referred to in this Agreement) to any entity under the POET Group to whom the Sale Shares are sold or transferred by the Buyer following Closing.

14.4 If there is an assignment or transfer of the Buyer's rights under Clause 14.3:

(a) the Sellers may discharge its obligations under this Agreement to the Buyer until it receives notice of the assignment; and

(b) the assignee may enforce this Agreement as if it were named in this Agreement as the Buyer, but the Buyer shall remain liable for any obligations under the agreement.

15. ENTIRE AGREEMENT

15.1 This Agreement, together with the Ancillary Agreements, constitute the entire agreement between the Parties and supersede and extinguish all previous discussions, correspondence,

negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

15.2 Nothing in this Clause 15 operates to limit or exclude any liability for fraud.

16. VARIATION AND WAIVER

16.1 No variation of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

16.2 A waiver of any right or remedy under this Agreement or by law is only effective if it is given in writing. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

16.3 A failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

17. COSTS

17.1 Except as expressly provided in this Agreement, each Party shall pay its own costs and expenses incurred in connection with the Transaction, including the negotiation, preparation and execution of this Agreement (and any documents referred to in it), provided, that 50% of the stamp duty payable for the transfer of Shares from the Seller to the Buyer pursuant to this Agreement shall be borne by the Buyer and 50% of the stamp duty shall be borne by the Sellers ("**Sellers' Portion of the Stamp Duty**"). The stamp duty shall be calculated by reference to the Singapore Dollar Equivalent. For the Seller's Portion of the Stamp Duty, the Buyer shall pay for the Seller's Portion of the Stamp Duty in cash in exchange for a reduction of equivalent value from the POET Shares to be issued to the Sellers (to be divided proportionately amongst the Sellers in accordance with their shareholding percentage) at the Closing.

17.2 On the Closing Date, any unpaid fees and expenses of the Company related to the SPA and the Sellers up to fifty thousand dollars (US) $50,000 will be paid by Buyer in exchange for a reduction of equivalent value in the number of POET Shares to be issued to the Sellers at the Closing.

18. NOTICES

18.1 A notice given to a Party under or in connection with this Agreement:

(a) shall be in writing and in English (or be accompanied by an accurate translation into English);

(b) shall be signed by or on behalf of the Party giving it;

(c) shall be sent to the relevant Party for the attention of the person and to the address or fax number specified in Clause 18.2, or to such other address, fax number or person as that party may notify to the other in accordance with Clause 18.4;

(d) shall be:

delivered by hand;

sent by fax;

sent by pre-paid recorded delivery or special delivery; or

sent by airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent); and

is deemed received as set out in Clause 18.5.

18.2 Any Notice given by the Buyer to one or more Seller Representative shall be deemed as sufficient notice to all Sellers and Seller Representatives.

18.3 The addresses and fax numbers for service of notices are:

The Company

Denselight Semiconductors Pte. Ltd.

(a) address: 6 Changi North Street 2, Singapore 498831

(b) for the attention of: Jerry Rodrigues

(c) fax number: 65-6415-7988

The Buyer

Poet Technologies Inc.

(a) address: 120 Eglinton Avenue East, Ste 1107, Toronto, Ontario M4P 1E2

(b) for the attention of: Suresh Venkatesan

(c) fax number: 416-861-0749

The Sellers

3-5 Lightsource Pte. Ltd..

(a) address: 6 Changi North Street 2, Singapore 498831

(b) for the attention of: Jerry Rodrigues

(c) fax number: 65-6415-7988

EDB Investments Pte. Ltd.

(a) address: 250 North Bridge road, #20-03, Raffles City Tower, Singapore 179101

(b) for the attention of: Mr Eugene Khoo/Mr Ang Jen Keng

(c) fax number: +65 6336 6325

Nanyang Technological University- Ntuitive Pte. Ltd.

(a) address: 16 Nanyang Drive, #01-109, Singapore 637722

(b) for the attention of:

(c) fax number:

M+W Singapore Pte. Ltd.

(a) address: 16 International Business Park, #02-00, Singapore 609929

(b) for the attention of:

(c) fax number:

Fusiontech Pte. Ltd.

(a) address: 1 Ang Mo Kio Electronics Park Road, #07-01, ST Enginnering Hub, Singapore 567710

(b) for the attention of:

(c) fax number:

Cap Vista Pte. Ltd.

(a) address: 73 Science Park Drive, #02-04, Cintech Building, Singapore 11854

(b) for the attention of:

(c) fax number:

Rockford Ventures Pte. Ltd.

(a) address: 652 Lim Chu Kang Road, Singapore 719419

(b) for the attention of:

(c) fax number:

The Management Sellers

Notification to the Management Sellers may be sent through:

(1) Mr. Gerard William Rodrigues

Address: 30 Jalan Naga Sari

Singapore 288860

(2) Dr. Lam Yee Loy

Address:271 Choa Chu Kang Ave 2, #14-261, Singapore 680271

18.4 A Party may change its details for service of notices in Clause 18.2 by giving notice in writing to the other Party. Any change notified pursuant to this Clause shall take effect at 9.00 am on the later of:

(a) the date (if any) specified in the notice as the effective date for the change; or

(b) five Business Days after deemed receipt of the notice of change.

18.5 Delivery of a notice is deemed to have taken place (provided that all other requirements in this Clause 18 have been satisfied):

(a) if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address;

(b) if sent by fax, at the time of transmission;

(c) if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the seventh Business Days after posting;

(d) if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt or at the time the notice is left at the address; or

(e) if deemed receipt under the previous paragraphs of this Clause 18.5 would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9.00 am on the day when business next starts in the place of deemed receipt. For the purposes of this Clause, all references to time are to local time in the place of deemed receipt.

18.6 To prove service, it is sufficient to prove that:

(a) if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address;

(b) if sent by fax, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number.

18.7 This Clause 18 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

18.8 A notice given under or in connection with this Agreement is not valid if sent by email.

19. SEVERANCE

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause shall not affect the validity and enforceability of the rest of this Agreement.

20. AGREEMENT SURVIVES CLOSING

This agreement (other than obligations that have already been fully performed) remains in full force after Closing.

21. SUCCESSORS

This agreement (and the documents referred to in it) are made for the benefit of the Parties and their successors and permitted assigns, and the rights and obligations of the Parties under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

22. COUNTERPARTS

22.1 This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

22.2 No counterpart shall be effective until each Party has executed at least one counterpart.

23. RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

24. INADEQUACY OF DAMAGES

Without prejudice to any other rights or remedies that the Buyer may have, the Sellers acknowledge and agree that damages alone would not be an adequate remedy for any breach of the terms of Clause 12 by the Seller. Accordingly, the Buyer shall be entitled to the

remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of those Clauses.

25. LANGUAGE

If this Agreement is translated into any language other than English, the English language version shall prevail.

26. GOVERNING LAW AND JURISDICTION

26.1 This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of Singapore.

26.2 All disputes, disagreements, controversies or claims arising out of or in connection with this Agreement in any manner whatsoever, whether direct or indirect, including without limitation respecting its formation, execution, validity, application, interpretation, performance, breach, termination, enforcement and the damages and/or other remedies resulting from breach, non-performance or non-compliance with this agreement shall be finally settled and/or determined under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (herein called the "**ICC Rules**") by one or more arbitrators appointed in accordance with the ICC Rules. The ICC Rules applied and/or governing this agreement and all arbitrations hereunder shall be those in force on the date hereof. None of the arbitrators appointed under the authority of this Agreement or the ICC Rules shall be a citizen or national of any of the Parties to this agreement. The arbitration shall take place in London, U.K., or such other place as may be agreed to by the Parties. The arbitration shall be conducted in the English language.

This Agreement has been entered into on the date stated at the beginning of it.

Exhibit A Sellers

Management/Non-Management Sellers

The DenseLight shares of the Management Sellers are collectively held through 3-5 Lightsource Pte Ltd.

Management Sellers	Sale Shares	POET Shares	Earn-Out Shares	Proportional Share of Escrow Shares
Gerard William Rodrigues	23,148.00	USD 1,799,840.05	USD 171,413.34	USD 359,968.01
Lam Yee Loy	21,240.00	USD 1,651,486.20	USD 157,284.40	USD 330,297.24
Chan Yuen Chuen	18,462.00	USD 1,435,486.74	USD 136,713.02	USD 287,097.35
Choo Lay Cheng	2,500.00	USD 194,383.97	USD 18,512.76	USD 38,876.79
Bryan Keith Patmon	1,200.00	USD 93,304.31	USD 8,886.12	USD 18,660.86
Tan Wee Heng	500.00	USD 38,876.79	USD 3,702.55	USD 7,775.36
Tan Wei Kiong	800.00	USD 62,202.87	USD 5,924.08	USD 12,440.57
Hafiziarto	500.00	USD 38,876.79	USD 3,702.55	USD 7,775.36
	68,350.00	USD 5,314,457.72	USD 506,138.83	USD 1,062,891.54

Non-Management Sellers	Sale Shares	POET Shares	Earn-Out Shares	Proportional Share of Escrow Shares
Cap-Vista Pte Ltd	21,717.00	USD 1,688,574.67	USD 160,816.63	USD 337,714.93
FusionTech Pte Ltd	15,499.00	USD 1,205,102.86	USD 114,771.70	USD 241,020.57
RockFord Ventures Pte Ltd	10,310.00	USD 801,639.49	USD 76,346.62	USD 160,327.90
Nanyang Technological University-NTUitive Pte Ltd	10,487.00	USD 815,401.87	USD 77,657.32	USD 163,080.37
EDB Investments Pte Ltd	4,340.00	USD 337,450.57	USD 32,138.15	USD 67,490.11
M+W Singapore Pte Ltd	4,339.00	USD 337,372.82	USD 32,130.74	USD 67,474.56
	66,692.00	USD 5,185,542.28	USD 493,861.17	USD 1,037,108.46

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Grand Total	135,042	USD 10,500,000.00	USD 1,000,000.00	USD 2,100,000.00

POET Shares	USD 10,500,000
Earn-Out Shares	USD 1,000,000
Escrow	20%

Note:

Sale Shares refer to issued and outstanding Ordinary Shares of DenseLight Semiconductors

Exhibit B Individuals to Receive Exchange Shares

All salaries, fees or debts of any kind owing by the Company to the following individuals and accrued or incurred prior to 2016 and past due obligations owed to current and past Company employees will be surrendered and cancelled at the Closing.

All currencies in Singapore Dollars

Ref.	Name	Exchange Shares*	Cash Payment*
2016-001	Gerard William Rodrigues	$453,140.12	$40,000.00
2016-002	Lam Yee Loy	$552,596.95	$40,000.00
2016-003	Chan Yuen Chuen	$242,495.57	$40,000.00
2016-004	Bryan K Patman	$27,000.00	$14,195.00
2016-005	Choo Lay Cheng	$62,000.00	$32,300.27
2016-006	Tan Wee Heng, Hermen	$72,000.00	$37,716.53

2016-007	Tan Wei Kiong	$13,000.00	$7,964.94
2016-008**	Chen Haiming, Holly	$3,000.00	$4,821.75
2016-009**	Avito Ernesto Jr Bardos	$5,000.00	$6,650.00
2016-010**	Foo Ming San	$7,000.00	$7,635.75
2016-011**	Hafiziarto	$6,000.00	$7,566.38
2016-012**	Koh Long Cheng	$5,000.00	$6,194.75
2016-013**	Hoe Nee Shiuan	$6,000.00	$6,600.00
2016-014**	Sarmi Binte Alias, Mimi	$4,000.00	$5,126.50
2016-015**	Low Pei Liang	$5,000.00	$6,206.50
2016-016**	Sim Hon Yuen, Aaron	$4,000.00	$4,989.52
2016-017**	Tan Lay Huay, Doreen	$4,000.00	$4,605.88
2016-018**	Teo Jia Jie, Hannah	$4,000.00	$4,956.50
2016-019	Ng Seng Lee	$36,000.00	$36,664.25
2016-020	Kueh Foo Chai	$27,000.00	$28,413.00
2016-021	Zhu Jingyi	$7,000.00	$7,977.70
2016-022	Tan Tiong Chen	$9,000.00	$10,938.00
2016-023	Zheng Hai Qun	$51,000.00	$51,009.99
2016-024**	Abdullah Rasmita	$6,000.00	$6,075.00
2016-025	Wong Hong Teng	$70,000.00	$71,563.97
2016-026	Ong Teik Kooi	$20,000.00	$20,313.00
2016-027	Toh Swee Bee	$62,000.00	$62,502.40
2016-028	James Khong	$15,000.00	$15,255.74
2016-029	Foon Wee Hin	$9,000.00	$9,718.00
2016-030	Leong Wai Meng, Mark	$6,000.00	$6,113.48

2016-031	Tan Peh Wei	$38,000.00	$38,244.42
	Total	$1,831,232.63	$642,319.22

Exchange shares to be computed based on Equivalent Share Price Mechanism

Note:** Specific group of individuals to be represented by Sellers' Representative

*Amounts to be determined and to be paid out based on the following guidelines:

Management	Exchange for Exchange Shares equal in amount to fifty percent (50%) of salaries, fees or debts, and S$120,000 in cash.
Mid Management	Exchange for Exchange Shares equal in amount to sixty six percent (66%) of salaries, fees or debts. The balance will be paid in cash on a repayment schedule to be established by Company upon close of the transaction.
Indirect Employees	Exchange for Exchange Shares equal in amount to fifty percent (50%) of salaries, fees or debts. The balance will be paid in cash on a repayment schedule to be established by Company upon close of the transaction.
Ex-Employees	Exchange for Exchange Shares equal in amount to fifty percent (50%) of salaries, fees or debts. The balance will be paid in cash on a repayment schedule to be established by Company upon close of the transaction, but in no event greater than one year from close of the transaction.

Exhibit C Escrow Agreement

Schedule 1 - Company Information

DENSELIGHT SEMICONDUCTORS PTE LTD	
Item	**Description**
Company Name	DENSELIGHT SEMICONDUCTORS PTE LTD
Incorporation	
(a) Incorporation Date	11 May 2000
(b) Registration No.	200004082G
(c) Company Type	Private Company Limited by Shares
(d) Registered Office	6 Changi North Street 2 Singapore 498831
(e) Principal Activities	1. Manufacture of Semiconductor Devices 2. Assembly and Testing of Semiconductors
Current Share Capital Structure	
(a) Issued Capital	S$48,347,451.02 comprising 107,728 ordinary shares US$1,390,608.15 comprising 27,314 ordinary shares
(b) Paid-Up Capital	S$48,347,451.02 comprising 107,728 ordinary shares US$1,390,608.15 comprising 27,314 ordinary shares
(c) Preference Shares (if any)	NA

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Allotment and Issue of Shares	Shares Issued in SGD

Shareholder	Ordinary Share	Issued Share Capital SGD
NTU - Ntuitive Pte Ltd	9,784	9,784.00
NTU - Ntuitive Pte Ltd	67	17,659.86
Sub-total	**9,851**	**27,443.86**
Cap Vista Pte Ltd	12,551	12,551.00
Cap Vista Pte Ltd	9,166	1,000,000.00
Sub-total	**21,717**	**1,012,551.00**
Rockford Ventures Pte Ltd	10,310	1,125,000.00
Sub-total	**10,310**	**1,125,000.00**
3-5 Lightsource Pte Ltd	40,000	40,000.00
3-5 Lightsource Pte Ltd	896	1,580,364.80
3-5 Lightsource Pte Ltd	298	525,612.40
3-5 Lightsource Pte Ltd	883	1,536.42
3-5 Lightsource Pte Ltd	11,514	26,099,935.20
3-5 Lightsource Pte Ltd	7,676	17,435,007.34
3-5 Lightsource Pte Ltd	4,583	500,000.00
Sub-total	**65,850**	**46,182,456.16**
Total for Shares Issued in SGD	**107,728**	**48,347,451.02**

Shares Issued in USD

Shareholder	Ordinary Share	Issued Share Capital USD
NTU Ventures Pte Ltd	636	USD 60,807.96
3-5 Lightsource Pte Ltd	2,500	USD 1.00
M+W Singapore Pte Ltd	4,339	USD 414,851.79
EDB Investment Pte Ltd	4,340	USD 414,947.40
FusionTech Pte Ltd	15,499	USD 500,000.00
Total for Shares Issued in USD	**27,314**	**USD 1,390,608.15**

Transfer of Shares

Date	Shares Transferred From	No. of Ordinary Shares	Sub-Total	Shares Transferred
15/Aug/00	Lam Yee Loy - Founder	10,000	40,000	3-5 Lghtsour Pte Ltd
15/Aug/00	Tam Siu Chung - Founder	10,000		
15/Aug/00	Ng Geok Ing - Founder	10,000		
15/Aug/00	Chan Yuen Chuen - Founder	10,000		
30/Oct/00	3I Group Plc	896	1,194	3-5 Lightsour Pte Ltd
30/Oct/00	3I APTech Nominees Limited	298		
6/Feb/01	3I Group Plc	662	883	3-5 Lightsour Pte Ltd
6/Feb/01	3I APTech Nominees Limited	221		
6/Feb/01	3I Group Plc	8,636	11,514	3-5 Lightsour Pte Ltd
6/Feb/01	3I APTech Nominees Limited	2,878		
30/Aug/01	3I Group Plc	5,757	7,676	3-5 Lightsour Pte Ltd
30/Aug/01	3I APTech Nominees Limited	1,919		
	Total Share Transfer		**61,267**	

Current Composition of Shareholders

S/N	Name of Shareholder	No. of Share(s) held	Percentage of Shares held	Class of Shares held
1	EDB Investments Pte Ltd	4340	3.21%	Ordinary
2	Nanyang Technological University – Ntuitive Pte. Ltd.	9851 636	7.77%	Ordinary

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3	M+W Singapore Pte. Ltd.	4339	3.21%	Ordinary
5	Fusiontech Pte. Ltd.	15499	11.48%	Ordinary
6	Cap Vista Pte. Ltd.	21717	16.08%	Ordinary
7	3-5 Lightsource Pte. Ltd.	65850 2500	50.61%	Ordinary
7	Rockford Ventures Pte. Ltd.	10310	7.63%	Ordinary
Total		135042	100.00%	Ordinary

Current Officers **(a) Directors**	Fong Saik Hay Lam Yee Loy Rodrigues Gerard William
(b) Secretaries	Anthony Anne Catharine
(c) Auditors	Veronica L & Associates
Charges (including Debentures)	see below
Financial Year End	31 December 2015

Charge No.	Date Registered	Amount Secured	Chargee(s)
C201603162	18/03/2016	All Monies	EDB Investments Pte Ltd

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(W5483583.1)

Schedule 2 - Conditions

A. BUYER'S CONDITIONS PRECEDENTS

The obligations of Buyer to effect the Transactions under this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived, in writing, exclusively by Buyer):

1. CONSENTS

1.1 The Buyer having received all necessary consents and approvals in respect of the Buyer acquiring control of the Company and all other matters contemplated in this Agreement including any necessary approvals from the SEC, SEN and/or TSXV (as the case may be).

2. OTHER CONSENTS

2.1 The grant and receipt, in terms satisfactory to the Buyer, of all regulatory approvals, third party consents, authorizations or similar clearances which:

(a) are required by any government, or regulatory body or authority, for Closing; or are, in the reasonable opinion of the Buyer, necessary or desirable for Closing.

3. NO INDEBTEDNESS

All past due obligations owed to current and past Company employees will be surrendered and cancelled at or before the Closing.

The Company shall have no outstanding indebtedness on its balance sheet other than as disclosed by the Company and approved by the Buyer.

4. SHAREHOLDER AND BOARD APPROVAL OF THE COMPANY

4.1 The Buyer having received from the Seller all shareholder consents and approvals for the sale and transfer of the Sale Shares in the Company to the Buyer, validly passed in accordance with the constitutional documents of the Company, including a shareholders' resolution (i) in writing signed by holders of at least 60% of the votable shares of the Company, or, (ii) validly passed at a meeting of the members

4.2 The Buyer having received from the Seller the approval by the Board of Directors of the Company in relation to the transfer of shares of the Company by the Sellers to the Purchaser, validly passed in accordance with the constitutional documents of the Company;

5. **CAP VISTA CONSENT**

5.1 The Buyer having received from the Seller written confirmation obtained from Cap Vista Pte Ltd (UEN No. 200303366D), a company registered in Singapore, and addressed to the Buyer either (i) approving the transaction contemplated by this Agreement, or (ii) confirming that the transaction contemplated by this Agreement will not trigger the expanded grant of rights stated in the Cap Vista Side Letter.

6. **WORKING CAPITAL**

Any changes in the Company's net working capital from the date of the memorandum of understanding to the Closing shall have arisen only from operations in the normal course of business.

7. **ACCOUNTS OF THE COMPANY**

The Accounts and Management Accounts of the Company shall be provided by the Seller to the Buyer by the Closing Date.

8. **OTHER MATTERS**

8.1 No person:

(a) having commenced, or threatened to commence, any proceedings or investigation for the purpose of prohibiting or otherwise challenging or interfering with the Transaction;

(b) having taken or threatened to take any action as a result, or in anticipation, of the Transaction that would be materially inconsistent with any of the Warranties; or

(c) having enacted or proposed any legislation (including any subordinate legislation) which would prohibit, materially restrict or materially delay the implementation of the Transaction or the operations of the Company.

8.2 The satisfactory completion by Buyer of its review of the business, financial condition, assets (including, without limitation, intellectual property rights) and liabilities of the Company.

9. **MATERIAL ADVERSE CHANGE**

No material adverse change having occurred in the business, assets (including, without limitation, intellectual property rights), liabilities, results of operations, financial, condition or assets of the Company..

10. EMPLOYMENT

Buyer having offered employment to substantially all of the Company's employees and the Company and its management using reasonable commercial efforts to assist Buyer in such process.

B. SELLER'S CONDITIONS PRECEDENTS

1. The obligations of Seller to effect the Transactions under this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived, in writing, exclusively by Seller): The Sellers having received all consents and approval for the sale of their Shares in the Company to the Buyer;

2. The approval by the Board of Directors of the Company in relation to the transfer of shares of the Company by the Sellers to the Purchaser;

3. The grant and receipt, in terms satisfactory to the Sellers, of all regulatory approvals, third party consents, authorizations or similar clearances which:

   (a) are required by any government, or regulatory body or authority, for Closing; or

   (b) are, in the reasonable opinion of the Buyer, necessary or desirable for Closing.

4. No person:

   (a) having commenced, or threatened to commence, any proceedings or investigation for the purpose of prohibiting or otherwise challenging or interfering with the Transaction; or

   (b) having taken or threatened to take any action as a result of or in anticipation of the Transaction that would be materially inconsistent with any of the Warranted Statements; or

   (c) having enacted or proposed any legislation (including any subordinate legislation) which would prohibit, materially restrict or materially delay the implementation of the Transaction or the operations of the Company.

5. There not having occurred any material adverse change in the business, operations, assets, position (financial, trading or otherwise), profits or prospects of the Buyer or any event or circumstance that may result in such a material adverse change excluding, in any such case, any event, circumstance or change resulting from:

   (a) changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions which affects, or is reasonably likely to affect, all companies carrying on similar businesses in Singapore, or

   (b) changes in laws, regulations or accounting practices.

6. Due diligence on the Buyer has been completed to the satisfaction of the Sellers.

Schedule 3 - Conduct between Signing and Closing

1. The Sellers undertake to ensure that at all times during the Interim Period, the Business shall be conducted in the manner provided in this Schedule.

2. The Company shall carry on the Business in the normal course.

3. The Sellers shall ensure that the Company shall not (without the consent of the Buyer, such consent not to be unreasonably withheld or delayed):

   (a) dispose of any assets used or required for the operation of the Business, or enter into an agreement to do so;

   (b) allot or issue (or agree to allot or issue) any shares or other securities, or repurchase or redeem (or agree to repurchase or redeem) any of its shares;

   (c) pass any resolution of its members or shareholders; or

   (d) enter into, modify or terminate any Material Contract (as defined in paragraph 12.1 of Part 1 of 0) or agree to do any of the foregoing;

   (e) incur any capital expenditure on any individual item;

   (f) borrow any sum;

   (g) enter into any lease, lease hire or hire purchase agreement or agreement for payment on deferred terms;

   (h) pay any dividend or make any other distribution of its assets;

   (i) make, or agree to make, any alteration to the terms and conditions of employment (including benefits) of any of its directors, officers or employees;

   (j) provide or agree to provide any non-contractual benefit to any director, officer, employee or their dependants;

   (k) dismiss any of its employees or employ or engage (or offer to employ or engage) any individual;

   (l) create or agree to create any Encumbrance over any of its assets or its undertaking;

   (m) give or agree to give any financial or performance guarantee, or any similar security or indemnity;

   (n) institute, settle or agree to settle any legal proceedings;

   (o) grant, modify, terminate or permit the lapse of any Intellectual Property Rights or enter into any agreement relating to any such rights;

   (p) pay any management charge to any Seller;

   (q) incur any liabilities to any Seller, other than trading liabilities incurred in the normal course of business;

   (r) enter into any agreement with any trade union or any agreement that relates to any works council, or modify any subsisting agreement;

   (s) vary the terms on which it holds any of the Properties or settle any rent review; or

(t) make any material changes to the accounting standards, procedures, policies or principles by reference to which its accounts are drawn up.

4. The Company shall maintain in force insurance policies that have limits of indemnity at least equal to and the other terms of which are no less favourable than, those policies of insurance maintained by the Company at the date of this Agreement.

5. Each Seller shall use its best endeavours to maintain the trade and trade connections of the Company.

6. The Sellers shall give to the Buyer as soon as possible full details of any material change in the business, operations, assets, position (financial, trading or otherwise), profits or prospects of the Company or any event or circumstance that may result in such material change.

7. No Seller shall:

(a) induce, or attempt to induce, any of the employees of the Company, whether directly or indirectly, to terminate their employment before the Closing Date; or

(b) incur any liabilities to the Company, other than trading liabilities incurred in the normal course of business.

8. No amendment, other than one made solely to comply with legislative requirements, shall be made to any agreements or arrangements for the payment of pensions or other benefits on retirement:

(a) to present or former directors, officers or employees of the Company; or

(b) to the dependants of any of those people.

9. The Sellers shall, at the Buyer's request and the Company's expense, provide the Buyer with such information or documents as it may reasonably require relating to the terms of employment or any other matter concerning any employee of the Company, body of such employees or their representatives in the period prior to the Closing Date.

10. The Sellers shall, subject to its obligations under any applicable data protection legislation, give such assistance as the Buyer may reasonably require to contest any claim by anyone employed or engaged by the Company prior to the Closing Date or their representatives resulting from or in connection with this Agreement.

Schedule 4 - Company and Sellers' Warranties

Part 1. General warranties

1. POWER TO SELL THE COMPANY

1.1 Seller has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement and the other documents referred to in it in accordance with their respective terms.

1.2 This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Sellers in the terms of the agreement and such other documents.

1.3 Compliance with the terms of this Agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

1.3.1 any provision of the Seller's constitutional documents; or

1.3.2 any agreement or instrument to which the Seller is a party or by which it is bound; or

1.3.3 any order, judgment, decree or other restriction applicable to the Seller.

2 SHARES IN THE COMPANY AND SUBSIDIARIES

2.1 The Sale Shares constitute the whole of the issued share capital of the Company and are fully paid.

2.2 The Seller is the sole legal and beneficial owner of the Sale Shares identified next to such Seller's name on Exhibit A.

2.3 The Company does not have any Subsidiaries.

2.4 The Sale Shares are free from all Encumbrances.

2.5 No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

2.6 No commitment has been given to create an Encumbrance affecting the Seller's Sale Shares (or any unissued shares or debentures or other unissued securities of the Company) or for any

of them to issue any share capital and no person has claimed any rights in connection with any of those things.

2.7 The Company:

2.7.1 has not agreed to acquire any securities of any corporation;

2.7.2 is not and has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

2.7.3 does not have, outside its country of incorporation, any branch or permanent establishment; or

2.7.4 has not issued any securities that are convertible into shares.

2.8 At no time has the Company:

2.8.1 purchased, redeemed or repaid any of its own share capital; or

2.8.2 given any financial assistance in contravention of any applicable law or regulation.

2.9 All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with that company's constitutional documents, all applicable legislation and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3. ACQUISITION OF POET SHARES AND EARN-OUT SHARES

Each Seller represents and warrants and covenants with the Buyer that it:

3.1 is either an "accredited investor" as defined in Section 501 of Regulation D of the Securities Act or is not a "U.S. Person" within Regulation S under the Securities Act;

3.2 will acquire the POET Shares and Earn-Out Shares, if any, solely for its own account, for investment purposes, with no present intention of distributing or reselling any of such POET Shares or Earn-Out Shares or any interest therein, other than in compliance with the Securities Act;

3.3 is aware that the POET Shares and Earn-Out Shares, if any, will not be registered under the Securities Act or the securities laws of any state or other jurisdiction, on the grounds that the issuance of the POET Shares and Earn-Out Shares, if any, to Seller pursuant to this Agreement is exempt from registration under the Securities Act and such other laws, and Buyer's reliance on such exemptions is in part predicated on your representations set forth herein.

3.4 is also aware that none of the POET Shares and Earn-Out Shares, if any, nor any interest therein may be sold, pledged, or otherwise transferred unless such POET Shares and Earn-Out Shares are registered under the Securities Act or qualify for an exemption under the Securities Act and other applicable securities Laws; and that the certificates representing the POET Shares and Earn-Out Shares, if any, will bear restrictive legends referring to these restrictions on transfer;

3.5 consents to the collection, use and disclosure of the information provided herein and other information provided by Seller or collected by Buyer or its agents as reasonably necessary in connection with your acceptance of the POET Shares and Earn-Out Shares, if any, (collectively, "Personal Information") as follows: (a) Buyer may use Personal Information and disclose Personal Information to intermediaries such as Buyer's legal counsel and withholding and/or transfer agents for the purposes of determining Seller's eligibility to invest in the POET Shares and Earn-Out Shares, if any, and for managing and administering your investment in the POET Shares and Earn-Out Shares, if any; and (b) Buyer and advisors may use Personal Information and disclose Personal Information to parties connected with any proposed or actual transfer, sale, assignment, merger, or consolidation involving Buyer or its business or assets or any similar transactions, for the purpose of permitting such parties to evaluate and/or proceed with and complete such transaction.

3.6 has obtained such legal advice as it considers appropriate in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereunder;

3.7 recognizes that an investment in the POET Shares and Earn-Out Shares, if any, involves a high degree of risk and it is able to bear the economic risk of investment in the POET Shares and Earn-Out Shares, if any, including the risk of total loss of your investment;

3.8 has not received, nor has it requested, nor does it have any need to receive, any prospectus, sales, or advertising literature or any other document describing the business and affairs of Buyer.

4. CONSTITUTIONAL AND CORPORATE DOCUMENTS

4.1 The copies of the constitutional and corporate documents of the Company that have been Disclosed are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the applicable law are annexed or incorporated.

4.2 All statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

4.3 All returns, particulars, resolutions and other documents which the Company is required by law to file with, or deliver to, any authority in any jurisdiction (including, in particular, any authority responsible for maintaining a register of companies) have been correctly made up and filed or, as the case may be, delivered.

5. INFORMATION

5.1 All information contained in the Dataroom and all information provided by the Seller and its advisers to the Buyer and its advisers in the course of negotiating the Transaction is complete, accurate and not misleading.

5.2 The particulars relating to the Company in this Agreement are accurate and not misleading.

5.3 There is no information that has not been Disclosed which, if Disclosed, might reasonably affect the willingness of the Buyer to buy the Sale Shares on the terms of this Agreement.

6. COMPLIANCE WITH LAWS

The Company has at all times conducted its business in accordance with all applicable laws and regulations.

7. LICENCES AND CONSENTS

7.1 The Company has all necessary licences, consents, permits and authorities required to carry on its business in the places and in the manner in which such business is carried on at the date of this Agreement, all of which are valid and subsisting.

7.2 There is no reason why any of the licences, consents, permits and authorities referred to in paragraph 7.1 above may be suspended, cancelled, revoked or not renewed on the same terms.

8. INSURANCE

8.1 The insurance policies maintained by or on behalf of the Company at the date of this Agreement:

8.1.1 provide full indemnity cover against all losses and liabilities including business interruption and other risks that are normally insured against by a person carrying on the same type of business as the Company; and

8.1.2 are in full force and effect, are not void or voidable, nothing has been done or not done which could make any of them void or voidable and Closing will not terminate, or entitle any insurer to terminate, any such policy.

8.2 The particulars of the insurance policies Disclosed in the Dataroom are accurate and not misleading. There are no material outstanding claims under, or in respect of the validity of, any of those policies and so far as the Seller is aware, there are no circumstances likely to give rise to any claim under those policies.

9. DISPUTES AND INVESTIGATIONS

9.1 Neither the Company and the Sellers, nor any person for whom the Company is vicariously liable:

9.1.1 is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or government body, department, board, agency or authority (except for debt collection in the normal course of business) which has been served on the Company; or

9.1.2 is the subject of any investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body.

9.2 No director of the Company is, to the extent that it relates to the business of the Company, engaged in or subject to any of the matters mentioned in paragraph 0 above which has been served on the Director.

9.3 No proceedings, investigation or inquiry as are mentioned in paragraph 0 or paragraph 0 above have been threatened or are pending which have been served on the Company, and there are no circumstances likely to give rise to any such proceedings, investigation or inquiry.

9.4 The Company is not affected by any existing or pending judgments or rulings and have not given any undertakings arising from legal proceedings to any court, governmental agency, regulator, third party or authority.

10. DEFECTIVE PRODUCTS AND SERVICES

10.1 Company has not manufactured or sold any products which were, at the time they were manufactured or sold, faulty or defective or did not comply with:

10.1.1 any warranties or representations expressly or impliedly made by or on behalf of the Company; or

10.1.2 all laws, regulations, standards and requirements applicable to the products.

11. ANTI-TRUST

11.1 The definition in this paragraph applies in this Agreement:

Anti-trust Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

11.2 Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Anti-trust Law of any jurisdiction in which the Company conducts business and no Director is engaged in any activity which would be an offence or infringement under any such Anti-trust Law.

12. CONTRACTS

12.1 The definition in this paragraph applies in this Agreement.

Material Contract: an agreement or arrangement to which the Company is a party and which is of material importance to the business, profits or assets of the Company or involves consideration payable by or to the Company in excess of S$30,000.

12.2 All Material Contracts have been Disclosed.

12.3 Except for the agreements and arrangements Disclosed, the Company is not a party to or subject to any agreement or arrangement which:

12.3.1 is not in the ordinary and usual course of Business of the Company;

12.3.2 restricts the freedom of the Company to carry on the whole or any part of the Business in any part of the world in such manner as it thinks fit;

12.3.3 involves agency or distributorship;

12.3.4 involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements;

12.3.5 requires the Company to pay any commission, finders' fee, royalty or the like;

12.3.6 is not on arm's length terms; or

12.3.7 is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given.

12.4 Each Material Contract is in full force and effect and binding on the parties to it. The Company has not defaulted under or breached a Material Contract and, so far as the Seller is aware:

12.4.1 no other party to a Material Contract has defaulted under or breached such a contract; and

12.4.2 no such default or breach by the Company or any other party is likely or has been threatened.

12.5 No notice of termination of a Material Contract has been received or served by the Company and there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

13. TRANSACTIONS WITH THE SELLERS

13.1 Except as Disclosed, there is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company of the one part, and any of the following of the other part:

13.1.1 the Sellers or any member of the Seller's Group (other than the Company) or any person Connected with the Seller or any such member of its Group; or

13.1.2 any director of the Sellers or a member of the Seller's Group or any person Connected with such a director.

13.2 Neither the Sellers nor any person Connected with the Sellers is entitled to a claim of any nature against the Company, or has assigned to any person the benefit of a claim against the Company to which any Seller or a person Connected with such Seller would otherwise be entitled.

14. FINANCE AND GUARANTEES

14.1 Full particulars of all money borrowed by the Company (including full particulars of the terms on which such money has been borrowed) have been Disclosed.

14.2 Save that EDBI has registered a Floating Charge on the assets of the Company as security for the EDBI Loan of US$500,000 to the Company and pursuant to the Amended and Restated Deed of Debenture dated 18 March 2016, no guarantee, mortgage, charge, pledge, lien assignment or other security agreement or arrangement has been given by or entered into by the Company or any third party in respect of borrowings or other obligations of the Company.

14.3 The Company has no outstanding loan capital and has not loaned any money that has not been repaid and there are no debts owing to the Company other than debts that have arisen in the normal course of the Business.

14.4 The Company has not:

14.4.1 factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

14.4.2 waived any right of set-off it may have against any third party.

14.5 The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

15. INSOLVENCY

15.1 Save as Disclosed, the Company:

(a) is not insolvent or unable to pay its debts within the meaning of the insolvency legislation applicable to the company concerned; and

(b) has not stopped paying its debts as they fall due.

15.2 Save as Disclosed, no step has been taken in any jurisdiction to initiate any process by or under which:

(a) the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented;

(b) some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company;

(c) a person is appointed to manage the affairs, business and assets of the Company on behalf of its creditors; or

(d) the holder of a charge over all or any of the assets of the Company is appointed to control the business and/or all or any assets of the Company.

15.3 No process has been instituted which could lead to the Company being dissolved and its assets being distributed among its creditors, shareholders or other contributors.

16. ASSETS

16.1 The Company is the full legal and beneficial owner of and has good marketable title to all the assets included in the Accounts and any assets acquired since the Accounts Date, and all other assets used by the Company except for those disposed of since the Accounts Date in the normal course of business.

16.2 The assets of the Company comprise all the assets necessary for the continuation of the Business in the manner in which it is carried on at the date of this Agreement.

16.3 The plant, machinery, equipment and vehicles and other assets used in connection with the Business:

(a) are in good working order and have been regularly and properly maintained;

(b) are capable and will continue to be capable of doing the work for which they were designed; and

(c) are not surplus to the current or proposed requirements of the Company.

17. ENVIRONMENT

17.1 The definitions in this paragraph apply in this Agreement.

Environment: the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms (including man) supported by those media.

EHS Laws: all applicable laws, statutes, regulations and legislation, in Singapore , and all relevant judgments, decisions and injunctions of any court or tribunal in Singapore, and [legally binding] codes of practice and guidance notes to the extent that they relate to or apply to the Environment or to the health and safety of any person in Singapore which are under the purview of the Ministry of Environment and Water Resources and the national Environment Agency of Singapore and the Singapore Civil Defence Force and in particular the Environmental Protection and Management Act (Cap. 94A) and the Environmental Public Health Act (Cap. 95).

EHS Matters: all matters relating to the occurrence of the following in Singapore which will adversely impact the Business of the Company and which are not rectifiable by the Company within 7 days from the receipt by the Company of written notice of such matters from the

Ministry of Environment and Water Resources, the National Environment Agency of Singapore and/or the Singapore Civil Defence Force :

(a) Material pollution or contamination of the Environment;

(b) the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

(c) the material exposure of any person to any Hazardous Substances or Waste;

(d) the health and safety of any person being materially affected, including any major accidents, injuries, illnesses and diseases;

(e) the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment which substantially exceeds the limits allowed under applicable Singapore laws and regulations; or

(f) the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

EHS Permits: any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws in Singapore for the operation of the Business in Singapore or in relation to any of the Properties in Singapore, in particular Factory Permit, NEA Licence N1 (to manufacture, possess for sale or deal in non-ionising radiation radiation irradiating apparatus), NEA Licence N2 (to possess non-ionising radiation irradiating apparatus),

Harm: harm to the Environment, and in the case of man, this includes offence caused to any of his senses or material harm to his property.

Hazardous Substances: any material, substances or organism which, alone or in combination with others, is capable of causing Harm, including radioactive substances and materials containing asbestos which substantially exceeds the limits allowed for these substances and materials and organisms under applicable Singapore laws and regulations.

Waste: any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

17.1 The Company has applied for, obtained and complied at all times with all EHS Permits. Save that the Company has recently applied for NEA Licence L1 and a renewal of the NEA Licence N2, NEA Licence L3 and NEA Licence L5, all EHS Permits are in full force and effect, and there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of or the inability to transfer any EHS Permits.

17.2 The Company has at all times operated in material compliance with all EHS Laws in force from time to time and there are no facts or circumstances that may lead to any breach of or liability under any EHS Laws or any claim or liability in respect of EHS Matters which are not rectifiable by the Company within 7 days of the receipt by the Company of written notice of such matters from the Ministry of Environment and Water Resources, the National Environment Agency of Singapore and/or the Singapore Civil Defence Force in relation to such liability.

17.3 There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from the Property in contravention of the EHS laws.

17.4 The Company has not or, to the best of the knowledge and information of the Company and the Sellers, is not likely to have any actual or potential liability under any EHS Laws which are not rectifiable by the Company within 7 days of the receipt of written notice in relation to such liability.

17.5 Copies of the following documents which are currently in force at the date of this Agreement and have not expired as at the date of this Agreement:

(a) current EHS Permits and licenses in Singapore;

(b) environmental and health and safety policy statements in Singapore;

(c) reports in respect of environmental and health and safety audits, investigations or other assessments in Singapore;

(d) records of accidents, illnesses and reportable diseases;

(e) assessments of substances hazardous to health;

(f) correspondence on EHS Matters between the Company and any relevant enforcement authority in Singapore; and

(g) copies or details of all Waste disposal contracts in Singapore existing as at the date of this Agreement,

relating to the Business or the Property, if applicable or available, have been Disclosed to the Buyer and all such statements, reports, records, correspondence and other information, if applicable or available, are complete and accurate and are not misleading.

18. INTELLECTUAL PROPERTY

18.1 The definition in this paragraph applies in this Agreement.

Intellectual Property Rights: patents, [utility models,] rights to inventions, copyright and related rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in

designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

18.2 Complete and accurate particulars are set out in 0 and **Error! Reference source not found.** of 0 respectively of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned, used or held for use by the Company.

18.3 Complete and accurate particulars are set out in **Error! Reference source not found.** and **Error! Reference source not found.** of 0 respectively of all material licences, agreements, authorisations and permissions (in whatever form and whether express or implied) (with values in aggregate exceeding S$30,000 and which are material to the Company's business under which:

(a) the Company uses or exploits Intellectual Property Rights owned by any third party; or

(b) the Company has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

18.4 Except as set out in **Error! Reference source not found.** and **Error! Reference source not found.** of 0, the Company is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in 0 and **Error! Reference source not found.** of 0, free from all Encumbrances.

18.5 The Company does not require any Intellectual Property Rights other than those set out in 0 and **Error! Reference source not found.** of 0 in order to carry on the Business.

18.6 The Intellectual Property Rights set out in 0 and **Error! Reference source not found.** of 0 are valid, subsisting and enforceable and nothing has been done or not been done as a result of which any of them has ceased or is likely to cease to be valid, subsisting or enforceable. In particular:

(a) all application and renewal fees and other steps required for the maintenance or protection of such rights have been duly paid or taken;

(b) all confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Letter);

(c) to the best of the knowledge and information of the Company and the Sellers, no mark, trade name or domain name identical or similar to any such rights has been registered or is being used by any person in the same or a similar business to that of the Company, in any country in which the Company has registered or is using that mark, trade name or domain name; and

(d) there are and have been no claims, challenges, disputes or proceedings, pending or, to the best of the knowledge and information of the Company and the Sellers, threatened, in relation to the ownership, validity or use of such rights.

18.7 Nothing is due to be done within thirty days of this Agreement, the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by the Company, which are registered or the subject of an application for registration.

18.8 Save as Disclosed, to the best of the knowledge and information of the Company and the Sellers, there has been no material infringement by any third party of any Intellectual Property Rights set out in 0 or **Error! Reference source not found.** of 0, nor any third party material breach of confidence or actionable act of unfair competition in relation to the business or assets of the Company, and no such material infringement, material breach of confidence or actionable act of unfair competition is current or anticipated.

18.9 The agreements and licences set out in **Error! Reference source not found.** and **Error! Reference source not found.** of 0:

(a) are valid and binding;

(b) have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a material default;

(c) are not the subject of any claim, dispute or proceeding, pending or threatened; and

(d) have, where required, been duly recorded or registered.

18.10 Save as Disclosed, a Change of Control of the Company will not result in the termination of or materially affect any Intellectual Property Rights set out in 0.

18.11 Save as Disclosed and the activities of the Company and of any licensee of Intellectual Property Rights granted by the Company:

(a) have not materially infringed, do not materially infringe and, to the best of the knowledge of the Company and the Sellers, are not likely to materially infringe the Intellectual Property Rights of any third party;

(b) have not constituted, do not constitute and, to the best of the knowledge of the Company and the Sellers, are not likely to constitute any material breach of confidence, passing off or actionable act of unfair competition; and

(c) have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

19. INFORMATION TECHNOLOGY

19.1 The definitions in this paragraph apply in this Agreement.

IT System: all material computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, exclusively leased or exclusively licensed by or to the Company as at the date of this Agreement and which are directly relevant to and which are absolutely necessary for the operation of the Business of the Company.

IT Contracts: all arrangements and agreements in force (and which have not expired) as at the date of this Agreement and which have a value exceeding S$[•] and material to the Company's business under which a third party (including without limitation any member of the Seller's Group (other than the Company) and any source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements.

19.2 Complete and accurate particulars of the IT System and all IT Contracts with values exceeding S$30,000 are set out in **Error! Reference source not found.** and **Error! Reference source not found.** of **Error! Reference source not found.**.

19.3 Save to the extent provided in the IT Contracts, the Company is the owner of the IT System free from Encumbrances. The Company has obtained all necessary rights from third parties to enable it to make use of the IT System in the manner currently operated.

19.4 The IT Contracts are valid and binding as at the date of this Agreement and to the best of the knowledge and information of the Company and the Sellers, no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a material breach of any such contract. There are and have been no claims, disputes or proceedings with claims exceeding S$30,000 arising or threatened under any IT Contracts which have been served on the Company.

19.5 None of the IT Contracts are liable to be terminated or otherwise materially affected by a Change of Control of the Company, and no Seller has reason to believe that any of the IT Contracts will not be renewed on the same or substantially the same terms when they expire.

19.6 The Company has possession or control of the source code of all software in the IT System, or has the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents (particulars of which are set out in **Error! Reference source not found.** of **Error! Reference source not found.**).

19.7 The elements of the IT System:

(a) are functioning properly and in accordance with all applicable specifications and with the service levels set out in the IT Contracts, and are fit for the purposes of the Business;

(b) are not defective in any respect and have not been defective or failed to function to the extent that it would adversely impact the Company's business during the last twelve (12) months;

(c) have sufficient capacity, scalability and performance to meet the current requirements of the Business;

(d) include sufficient user information to enable reasonably skilled and experienced personnel in the field to use and operate the IT System without the need for further assistance; and

(e) have been satisfactorily and regularly maintained and all versions of material software used by the Business are currently supported by the respective owners of the software and the IT System has the benefit of appropriate maintenance and support agreements, complete and accurate particulars of which are set out in **Error! Reference source not found.** of **Error! Reference source not found.**.

19.8 The Company has implemented commercially reasonable procedures (including in relation to off-site working where applicable) for ensuring the security of the IT System and the confidentiality and integrity of all data stored in including taking commercially reasonable steps to protect the IT System used in connection with the operation of the Company against software viruses or other software routines or hardware components that permit unauthorised access or the unauthorised disablement or erasure of the Company's information technology assets or intellectual property to prevent any material impact on the Company's business.

19.9 The Company has in place a disaster recovery plan for the continuance of the essential/critical portions of the Business if there were significant damage to or destruction of some or all of the IT System. A copy of the plan has been Disclosed and accepted by the Buyer.

19.10 The performance and functionality of the IT System (and any other equipment and systems owned or used by the Company which depend on date-programmed control devices) has not been affected and will be materially unaffected by any changes in dates (past, present or future). In particular:

(a) no value for a current date has caused or will cause any interruption in operation;

(b) date-based functionality has behaved and will behave consistently for all dates;

(c) in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

(d) all leap years (that is, a year occurring once in four, with 366 days) will be recognised as such.

20. DATA PROTECTION

The Company has fully complied with the relevant requirements of all applicable legislation in Singapore concerning rights in respect of privacy and personal data.

21. EMPLOYMENT

21.1 The name of each person who is a director of the Company is set out in Schedule 1.

21.2 The details of all individuals employed (including employees of the Company who are on secondment, maternity leave or other statutory leave or absent due to ill-health or for any other reason) by the Company and the principal terms of their contracts and details of all individuals who are providing services to the Company under an agreement which is not a contract of employment with the Company (including, in particular, where the individual acts as a consultant or is on secondment from an employer which is not a member of the Seller's Group) and the particulars of the terms on which the individual provides services have been Disclosed to the Buyer.

21.3 No notice to terminate the contract of employment of any employee of the Company (whether given by the relevant employer or by the employee) is pending, outstanding or threatened and no dispute is otherwise outstanding between the Company and any of its current or former employees relating to their employment, its termination or any reference given by the Company regarding them.

21.4 No offer of employment has been made by the Company to any individual which has not yet been accepted or which has been accepted but where the individual's employment has not yet started.

21.5 The Company is not a party to, bound by or proposing to introduce any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

21.6 The Company is not a party to, bound by or proposing to introduce any incentive scheme (including, without limitation, any share option arrangement, profit sharing, commission or bonus scheme).

21.7 There are no incentive schemes or other incentive arrangements (including, without limitation, any share option arrangement, commission, profit sharing or bonus scheme) established by any member of the Seller's Group in which the Company or any of its directors or employees participates.

21.8 Company has not incurred any material actual or contingent liability in connection with any termination of employment of its employees (including redundancy payments), or for failure to comply with any order for the reinstatement or re-engagement of any employee.

21.9 The Company has not incurred any material liability for failure to provide information or to consult with employees under any applicable employment legislation in Singapore.

21.10 Company has not made or agreed to make a payment, or provided or agreed to provide a benefit to a present or former director, officer or employee, or to their dependants in connection with the actual or proposed termination or suspension or variation of an employment contract.

21.11 Except as Disclosed, there are no sums owing to or from any employee above the sum of S$4,500 other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

21.12 True, complete and accurate copies of the following have been Disclosed:

(a) all contracts, handbooks, policies and other documents which apply to the employees; and

(b) all agreements or arrangements with any trade union, employee representative body or body of employees and their representatives (whether binding or not) and details of any unwritten agreements or arrangements which may affect any employee.

21.13 No employee is subject to a current disciplinary warning or procedure.

21.14 The Company is not involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union or other group or organisation representing employees and there is nothing likely to give rise to such a dispute or claim.

22. PROPERTY

22.1 The definition in this paragraph apply in this Agreement.

Properties: all those properties identified in 0 and **Property** means any one of them or any part or parts of them.

22.2 0 sets forth is true, complete and accurate particulars and includes all information needed to identify the Properties owned, used or occupied by the Company.

22.3 All the Properties are actively used by the Company in connection with the Business.

22.4 The Property is leased by Jurong Town Council to the Company ("JTC Lease") and pursuant to the JTC Lease, the Company is solely legally and beneficially entitled and has a good and marketable title, to the Properties. The Properties are each exclusively occupied by the Company.

22.5 Save as Disclosed, the Properties are free from claims, liabilities, third party rights, private rights to restrict the use of any Property (other than any right to restrict use in accordance with the terms of any lease under which a Property is held), rights of occupation, options, rights to acquire, rights of first refusal, financial obligations (including public financial obligations), security interests, public rights and public restrictions.

22.6 There are appurtenant to each Property, all rights necessary for their current use and enjoyment (without restriction as to time or otherwise). Access to each Property is over public roads maintained at public expense and such roads immediately abut each Property at each point where access is gained.

22.7 The Company has not received or is aware of any notice, order or proposal, which would adversely affect the value or use or enjoyment of any of the Properties, or access to or from any of them.

22.8 There are currently no material disputes relating to or affecting any of the Properties of a value exceeding S$50,000.

22.9 The current use of each of the Properties is authorised under the applicable law and regulations in Singapore and any permissions authorising that use are unconditional,

permanent and not personal. There has been no breach of any applicable law or regulation in respect of any of the Properties.

22.10 Each of the Properties is in a good state of repair and condition and is fit for the current use.

23. ACCOUNTS

23.1 The Accounts have been prepared in accordance with the accounting standards, policies, principles and practices generally accepted in Singapore and in accordance with the law of that jurisdiction.

23.2 The Accounts have been audited by an auditor of good repute qualified in Singapore and the auditor has given an auditor's certificate without qualification.

23.3 The Accounts:

(a) make proper and adequate provision or reserve for all bad and doubtful debts, obsolete or slow-moving stock and for depreciation on fixed assets;

(b) do not overstate the value of current or fixed assets;

(c) do not understate any liabilities (whether actual or contingent); and

(d) are not affected by any unusual or non-recurring items.

23.4 The Accounts give a true and fair view of the state of affairs of the Company (and, in relation to the consolidated accounts, of the Company and of the Company's Group as a whole) as at the Accounts Date and of the profit and loss of the Company and of the Company's Group for the financial year ended on that date.

23.5 The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Company as at the Accounts Date.

23.6 The Accounts have been filed in accordance with the requirements of applicable law.

23.7 The Accounts have been prepared on a basis consistent with the audited accounts of the Company for the two prior accounting periods without any change in accounting policies used.

23.8 The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the assets and liabilities and the profit and losses of the Company as at and to the date for which they have been prepared.

24. FINANCIAL AND OTHER RECORDS

24.1 All financial and other records of the Company:

(a) have been properly prepared and maintained;

(b) constitute an accurate record of all matters that ought to appear in them;

(c) do not contain any material inaccuracies or discrepancies; and

(d) are in the possession of the Company to which they relate.

24.2 No notice has been received or allegation made that any of the records referred to in paragraph 24.1 above are incorrect or should be rectified.

24.3 All statutory records, including the accounting records, required to be kept or filed by the Company have been properly kept or filed and comply with all requirements of applicable legislation.

25. CHANGES SINCE ACCOUNTS DATE

Since the Accounts Date:

(a) the Company has conducted the Business in the normal course and as a going concern; and

(b) there has been no material adverse change in the turnover, financial position or prospects of the Company.

26. EFFECT OF SALE OF THE SALE SHARES

Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this Agreement will:

(a) cause the Company to lose the benefit of any right or privilege it presently enjoys;

(b) relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right in respect of, the Company;

(c) give rise to or cause to become exercisable any right of pre-emption over the Sale Shares;

(d) entitle any person to receive from the Company any finder's fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer;

(e) entitle any person to acquire, or affect the entitlement of any person to acquire, any shares in the Company;

(f) result in any customer or supplier being entitled to cease dealing with the Company or to reduce substantially its existing level of business or to change the terms on which it deals with the Company;

(g) so far as the Seller is aware, result in any officer or senior employee leaving the Company;

(h) result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition;

(i) result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company for the purposes of the Business; or

(j) result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company.

Part 2 Tax Warranties

1. Payment of Tax

1.1 All Taxes which have been or are deemed to have been assessed or imposed on the Company or the Sale Shares in Singapore , or have been required to be withheld from any payment made by the Company to another person:

(a) which are due and payable, have been paid by the final date for payment by the Company or Sellers (where applicable); and

(b) which are not yet payable but become payable before Closing, shall be paid by the due date.

The Sellers in relation to the Company have not entered into any agreement or arrangement which extends the period for assessment or payment of any Taxes.

2. Withholding Tax

2.1 To the best of the knowledge and information of the Sellers, any obligation on the Company under any relevant Singapore law relating to Tax to withhold amounts at source which has been expressly made known to the Company and the Sellers has been complied with.

3. No additional taxes

3.1 To the best of the knowledge and information of the Sellers, with respect to any period prior to Closing, the Sellers and the Company have not and will not become liable to pay any additional Taxes, interest, penalty, charge, fee or other like amount imposed or made on or in respect of the failure to file a return in respect of or to pay any Taxes.

4. Copies Accurate

4.1 All copies of any information, notices, computation or returns submitted by the Company in respect of any Tax under Singapore Law which have been supplied by the Sellers or its advisers to the Buyer are true and complete and updated copies of the originals.

5. Records of assets

5.1 The Company maintains and has retained for the period required by law and will provide to the Buyer all records and accounts required to be kept under the Income Tax Act (Cap. 134) of Singapore.

6. Stamp duty

6.1 To the best of the knowledge and information of the Sellers, all transfer, sales, use, documentary, registration, stamp duty and other similar tax payable in Singapore to the Inland Revenue Authority of Singapore in respect of any agreement or transaction to which the Sellers in relation to the Company is or has been a party, or by which the Company derives, has derived or will derive a substantial benefit or acquire a property in Singapore, have been duly paid. No lease or other document chargeable with stamp duty is unstamped or insufficiently stamped. No event has occurred as a result of which any duty has or will become payable, from which the Company may have obtained relief or which has not been duly paid by the Company.

7. Unabsorbed Tax Losses

It has been Disclosed to the Buyer that the Company has in their accounts unabsorbed tax losses. To the best of the knowledge and information of the Company and the Sellers, it has been Disclosed to the Buyer that there is a possibility that the Inland Revenue Authority of Singapore will deem these unabsorbed tax losses void and inapplicable if one of two conditions are not met: that the business of the company remains substantially the same; and that there is no change in majority shareholders.

8. Limitations

The Limitations on Claims as set out in Clause 9 of this Agreement shall apply to any claims in relation to Tax Warranties under this part 2.

Schedule 5 - Intellectual Property Rights

Part 1. Registered Intellectual Property Rights

DenseLight's owned patents number to a total of 59, which covers various aspects of Engineering and Manufacturing Process Flow of photonics products, including (1) material structure, and device design and simulation, (2) materials processing and device wafer fabrication, (3) device assembly, test and packaging, (4) reliability and quality assurance, and (5) product characterization and application test. This is organized into granted and published patents as follows:

Description	Number	Current Status
Patents under ownership of DenseLight - granted patents - published patents	 11 48	Lapsed as they had not been renewed
Total	59	

Out of the above 59 patents, 6 of the patents have been assigned with rights, title and interest from Nanyang Technological University-NTUitive Pte Ltd (NTUV) to DenseLight (refer to Deed of Settlement and Release between Nanyang Technological University-NTUitive Pte Ltd (NTUV) and DenseLight Semiconductors dated 3 Sep 2009 and Termination Agreement between Nanyang Technological University-NTUitive Pte Ltd (NTUV) and DenseLight Semiconductors dated 21 Oct 2009)

Details of all the patents under ownership of DenseLight are as follows (* assigned from NTUV):

No.	Title	Country	Patent No.	Date of Grant	Status
Granted Patents					
1*	Quantum well intermixing (I)	USA	6,617,188	9-Sep-03	Granted but Lapsed
		Russia	2239258	27-Oct-04	Granted but Lapsed
		South Africa	2002/5931	29-Oct-03	Granted but Lapsed
		Singapore	91124	29-Oct-04	Granted but Lapsed
		Australia	775026	28-Oct-04	Granted but Lapsed
2*	Quantum well intermixing (II)	Russia	2240632	20-Nov-04	Granted but

RESTRICTED

(W5483583.1)

					Lapsed
		South Africa	2002/5930	23-Sep-03	Granted but Lapsed
		Europe	1262002	20-Oct-04	Granted but Lapsed
		Singapore	90649	30-Sep-04	Granted but Lapsed
		Australia	774678	14-Oct-04	Granted but Lapsed
No.	Title	Country	Patent No.	Date of Grant	Status
Granted Patents					
3	Active wavelength locking	USA	6,798,796	28-Sep-04	Granted but Lapsed
4	Two-section distributed Bragg reflector laser	USA	6,807,215	19-Oct-04	Granted but Lapsed
5	Current blocking structure to improve semiconductor laser performance	USA	6,813,298	2-Nov-04	Granted but Lapsed
6	Optical interface utilizing polymer assisted strain relief	USA	6,814,500	9-Nov-04	Granted but Lapsed
7	Fabrication of stacked photonic lightwave circuits	USA	6,819,853	16-Nov-04	Granted but Lapsed
8	High speed waveguide photodetector	USA	6,825,542	30-Nov-04	Granted but Lapsed
9	Fabrication of a heterojunction bipolar transistor with integrated MIM capacitor	USA	6,833,606	21-Dec-04	Granted but Lapsed
10	Optical tap	USA	6,845,197	18-Jan-05	Granted but Lapsed
11	Optical space switch	USA	6,879,740	12-Apr-05	Granted but Lapsed

No.	Title	Country	Filing No.	Date of Filing	Status
Published Patents					
1*	Plasma based process for photonic integration	PCT	PCT/SG00/00039	8-Mar-00	Superseded by QWI-2
2*	Multiple bandgap photonic integration	PCT	PCT/SG00/00038	8-Mar-00	Superseded by QWI-1
3*	Superluminescent diodes	Singapore	2000 04786-0	11-Sep-00	Superseded by QWI-1/2
4*	Multiple wavelength lasers	Singapore	2000 04787-8	11-Sep-00	Superseded by QWI-1/2
5	An optical coupling mount	UK	0122426.0	17-Sep-01	Lapsed

		PCT	PCT/GB02/04152	12-Sep-02	Lapsed
		Europe	02755358.5	13-Apr-04	Lapsed
6	Thermal circuitry	USA	10/266555	8-Oct-02	Lapsed
		Europe	02800655.9	11-May-04	Lapsed
7	Folded light path for planar optical devices	USA	10/267116	8-Oct-02	Lapsed
		Europe	02800657.5	11-May-04	Lapsed

No.	Title	Country	Filing No.	Date of Filing	Status
Published Patents					
8	Package casing for fiber-coupled optoelectronic device	PCT	PCT/GB02/05807	19-Dec-02	Lapsed
		USA	10/334193	31-Dec-02	Lapsed
9	Facet profiling for reflectivity control	USA	10/272217	16-Oct-02	Lapsed
		Europe	02801388.6	14-Oct-02	Lapsed
10	Field effect based photodetector array responsivity control	UK	0126641.0	6-Nov-01	Lapsed
11	Coating of optical device facets at the wafer-level	PCT	PCT/GB02/05205	18-Nov-02	Lapsed
12	Method of dicing a complex topographically structure wafer	PCT	PCT/GB02/05188	19-Nov-02	Lapsed
13	Wafer scale L-I-V probing	PCT	PCT/GB02/05191	18-Nov-02	Lapsed
		USA	10/496267	4-Nov-04	Lapsed
14	A coolerless fixed wavelength laser diode	UK	0128403.3	27-Nov-01	Lapsed
15	Standoffs for passive alignment of semiconductor chips and coupling bench	PCT	PCT/GB02/05296	25-Nov-02	Lapsed
		USA	10/304882	26-Nov-02	Lapsed
16	Method of construction for high density, adaptable burn-in tool	PCT	PCT/GB02/05306	25-Nov-02	Lapsed
		USA	10/304874	29-Nov-02	Lapsed
17	Self-aligned v-groove and deep trench etching of semiconductors	Europe	02258192.0	28-Nov-02	Lapsed
		USA	10/305710	27-Nov-02	Lapsed
18	A travelling-wave electroabsorption modulator	USA	10/308452	3-Dec-02	Lapsed
		USA	11/010823	13-Dec-04	Lapsed
		Europe	02781427.6	1-Jun-04	Lapsed
19	An electroabsorption modulator	USA	10/501644	11-Apr-04	Lapsed
		Europe	03700360.5	21-Sep-04	Lapsed

20	A structure for thermal management in an optoelectronic device	UK	0201782.0	25-Jan-02	Lapsed
21	A structure for controlling electric field distribution in an optoelectronic device	UK	0201783.8	25-Jan-02	Lapsed
22	Receiver for diffused infrared wireless communications	US	10/359480	6-Feb-03	Lapsed
23	Arrangement to guide laser light into passive photodetector for quantitative measurements	UK	0202894.2	7-Feb-02	Lapsed
No.	Title	Country	Filing No.	Date of Filing	Status
		Published Patents			
24	A semiconductor laser structure	UK	0203679.6	15-Feb-02	Lapsed
25	Passive photodetector	UK	0205518.4	8-Mar-02	Lapsed
26	Proximity quantum well intermixing	UK	0205110.0	5-Mar-02	Lapsed
27	Direct modulation of laser diode with chirp control	PCT	PCT/GB03/01185	17-Mar-03	Lapsed
28	High speed matching module for laser modulation	UK	0206484.8	19-Mar-02	Lapsed
29	Gratings on planar lightwave circuits	PCT	PCT/GB03/01172	19-Mar-03	Lapsed
30	Multi-channel optical transmitter module	UK	0206481.4	19-Mar-02	Lapsed
31	Method and apparatus for optical coating in wafer fabrication reactors	USA	10/390808	18-Mar-03	Lapsed
32	Integrated laser driver	UK	0206480.6	19-Mar-02	Lapsed
33	Waveguide propagation loss measurement method	UK	0205427.8	7-Mar-02	Lapsed
34	Probe for testing an optoelectronic device	UK	0208077.8	8-Apr-02	Lapsed
35	Sacrificial side tilting mirror for on-wafer optical testing	UK	0208078.6	8-Apr-02	Lapsed
36	A submount for an optoelectronic device	UK	0209015.7	19-Apr-02	Lapsed
37	Mount for a semiconductor device	UK	0209014.0	19-Apr-02	Lapsed
38	Waveguide absorption measurement	UK	0214672.8	25-Jun-02	Lapsed

39	Measurement of facet reflectivity	UK	0214673.6	25-Jun-02	Lapsed
40	Superluminescent diode	PCT	PCT/GB03/02912	7-Jul-03	Lapsed
41	Non-destructive observation of profile roughess	UK	0216232.9	12-Jul-02	Lapsed
42	Bandgap engineering	PCT	PCT/GB04/01727	23-Apr-04	Lapsed
43	Optical transceiver	PCT	PCT/GB04/03333	30-Jul-04	Lapsed
44	Photonic integrated circuit based optical transceiver	PCT	PCT/GB04/03320	30-Jul-04	Lapsed
45	Quantum well intermixing for improved isolation in photonic devices	PCT	PCT/GB04/03309	20-Jul-04	Lapsed

No.	Title	Country	Filing No.	Date of Filing	Status
Published Patents					
46	A current block structure	UK	0319351.3	18-Aug-03	Lapsed
47	A current isolation structure	UK	0319352.1	18-Aug-03	Lapsed
48	Input and output waveguide arrangement for photonic integrated circuits	UK	0421630.5	29-Sep-04	Lapsed

Part 2. Material unregistered Intellectual Property Rights

Unregistered IPR is managed as know-how and it relates to all aspects of design, fabrication, assembly and build, test and characterization, reliability management and applications of photonics devices, components, assemblies and systems.

Schedule 6 - Information Technology

Part 1. Particulars of IT System

The critical applications of Information Technology in the Company includes:

i) Corporate data generation and storage
ii) Human resource information input and storage
iii) Finance data generation, analysis and storage
iv) Purchasing data generation and storage
v) Sales and marketing information generation and storage
vi) Production data capture, analysis and storage
vii) Technology information generation, analysis and storage

The data of critical applications are stored in Network-Attached Storage (NAS), whereby a file-level computer data storage server is connected to the Company's internal computer network to provide data access to staff. These NAS are configured into RAID (Redundant Array of Independent Disks) for the purpose of data redundancy and performance improvement. They are set at RAID 1 or higher, which consists of data mirroring through data being written identically to two drives, thereby producing a "mirrored set" of drives. Thus, any read request can be served by any drive in the set. The most important capability is that the array continues to operate as long as at least one drive is functioning.

The Data Storage System of the Company is organized into the following Clusters:

i) Corporate and Finance
   This Cluster holds the data of Corporate, Human Resource, Finance, Purchasing and Sales and Marketing
ii) Operations
   This Cluster holds all the operation procedures and test data of Operations
iii) Technology
   This Cluster holds all the information of Technology, inclusive of all design documentation, reports and data of NPI Projects

On top of the above on-site drive mirroring, the respective Data Storage System will also be similarly be protection-enabled with Off-site Back-up. This means implementation of another NAS set kept at a different location from Company premises that back-ups the above on-site Clusters. Beside the same protection offered by local back-up, offsite back-up provides additional protection from theft, fire, floods and other natural disasters.

In addition, the operating programs located in computers of wafer fab processing and test of Operations and computers of design analysis and test of Technology are backed-up regularly on a monthly basis onto an external harddisk.

The above On-site Mirroring and Off-site Backup forms the key features of the Information System Disaster Recovery Plan, that is designed to ensure the continuation of vital business processes of DenseLight in the event that a disaster occurs. The plan provides an effective solution that can be used to recover all vital business processes within the required time frame using vital records that are stored off-site.

The Information System that relates to the external links beyond the Company include the email system and webpage host. These two systems are presently handled by outsourced service providers as follows:

a) The email system of the Company is managed through Google Apps for Work, which provides front-line security from unauthorized access and protection against viruses coming in through emails received.
b) The Company's domain name management and web-site hosting is managed through Signetique IT Pte Ltd, which provides firewall protection and proprietary failsafe system designed for maximum uptime and speed.

Part 2. Particulars of IT Contracts

DenseLight does not have any IT Contracts with values exceeding S$30,000.

Schedule 7 - Particulars of the Properties

No.	Item	Description
1	Address	6 Changi North Street 2, Singapore 498831
2	Mukim Number	A20524A
3	Lessor	JTC Corporation
4	Lessee	DenseLight Semiconductors Pte Ltd
5	Terms	Standard JTC terms
6	Duration of Lease	Tenancy lease to DenseLight was renewed for three years from 16 May 2012 to 15 May 2015, and this was then extended from 16 May 2015 to 15 Aug 2015. Further extension of tenancy from 16 Aug 2015 to 15 Feb 2016 was granted by JTC on 1 Dec 2015. Together with the Buyer, the Company is presently discussing with JTC for a 3-year tenancy renewal.

Schedule 8 - Tax Covenant

1. **INTERPRETATION**

The following definitions and rules of interpretation apply in this Tax Covenant.

Definitions:

Event: includes (without limitation), the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

Liability for Tax:

(a) any liability of the Company to make an actual payment of, or in respect of, or on account of, Tax whether or not the same is primarily payable by the Company and whether or not the Company has, or may have, any right of reimbursement against any other person, in which case, the amount of the Liability for Tax will be the amount of the actual payment;

(b) the loss of or failure to obtain, for any reason, any right to a repayment of tax that has been taken into account in the Accounts, in which case, the amount of the Liability for Tax will be the amount of the repayment;

(c) the use or setting off of any Relief arising to the Company after Closing in circumstances where, but for such set off or use, the Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Sellers under this Tax Covenant, in which case, the amount of the Liability for Tax will be the amount of Tax for which the Sellers would have been liable but for the setting off or use.

Relief: includes any loss, relief, allowance, credit, exemption or set off for Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax (including any repayment supplement or interest in respect of it) or to a payment in respect of Tax.

Tax: all forms of tax and charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable in Singapore and any penalty, fine, surcharge, interest, charges or costs relating to it.

Tax Claim: any assessment, notice, demand, letter or other document issued or action taken by or on behalf of the Inland Revenue Authority of Singapore or equivalent Tax Authority in Singapore, self-assessment or other occurrence from which it appears that the Company or the Buyer is or may be subject to a Liability for Tax.

Tax Authority: means the Inland Revenue Authority of Singapore or any official authority, body or official authorised under Singapore Law to impose, assess or collect Tax in Singapore or elsewhere.

2. References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed, for any Tax purpose, to have been or treated or regarded as earned, accrued or received.

3. Any stamp duty charged on any document (or in the case of a document that is outside Singapore, any stamp duty that would be charged on the document if it were brought into Singapore) that is necessary to establish the title of the Company to any asset, and any interest, fine or penalty relating to the stamp duty, shall be deemed to be a liability of the Company to make an actual payment of Tax because of an Event arising on the last day on which it would have been necessary to pay the stamp duty to avoid any liability to interest or penalties arising on it.

4. **COVENANT**

Subject to the provisions of this Tax Covenant and SUBJECT ALWAYS TO Clause 9 of the Share Purchase Agreement, the Sellers covenant to pay to the Buyer an amount equal to any:

(a) Liability for Tax resulting from, or by reference to, any Event occurring on or before Closing or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Closing, whether or not that liability was discharged on or before Closing;

(b) Liability for Tax which arises solely due to the relationship for Tax purposes before Closing of the Company with any person, whether arising before or after Closing;

(c) Costs and expenses (including legal costs on a full indemnity basis), properly incurred by the Buyer, the Company in connection with any Liability for Tax, any Tax Claim or taking or defending any action under this Schedule.

5. **PAYMENT DATE AND INTEREST**

6. Subject to the Limitation on Claims pursuant to Clause 9 of this Agreement, payment by the Sellers in respect of any liability under this Schedule must be made in cleared and immediately available funds on:

   (a) in the case of a Liability for Tax that involves an actual payment of or in respect of Tax, the later of seven Business Days before the due date for payment and seven Business Days after the date on which the Buyer serves notice on the Seller Representative requesting payment;

   (b) in a case that falls within paragraph **Error! Reference source not found.** of the definition of Liability for Tax, the date on which the Tax saved by the Company is or would have been required to be paid to the relevant Tax Authority; or

   (c) in any other case, seven Business Days following the date on which the Buyer serves notice on the Seller Representative requesting payment.

7. Subject to the Limitation on Claims pursuant to Clause 9 of this Agreement, If any amount due from the Sellers under this Tax Covenant is not paid on the date specified in paragraph 6, then, except to the extent that the Sellers' liability under paragraph (a)4 includes interest and penalties to compensate the Buyer for the late payment, the amount due shall bear interest (to accrue on a daily basis before and after any judgment) at the rate of [2]% a year over the base rate from time to time of [NAME OF BANK] or (in the absence of that) at any similar rate as the Buyer shall select from the day following the due date up to, and including, the day of actual payment of those sums.

8. **EXCLUSIONS**

   The covenant contained in paragraph (a)4 above shall not cover any Liability for Tax to the extent that:

   (a) specific provision or reserve (other than a provision for deferred tax) for the liability is made in the Accounts;

   (b) the Liability for Tax was paid on or before the date of the Accounts and the Accounts reflected that payment;

   (c) it arises or is increased only as a result of any change in the law or rates of Tax (other than a change targeted specifically at countering a tax avoidance scheme) coming into force after Closing or the withdrawal of any extra-statutory concession previously made by a Tax Authority (whether or not the change is retrospective in whole or in

part) provided that this paragraph **Error! Reference source not found.** will not apply to any payment under paragraph (a)15;

(d) the Buyer is compensated for the Liability for Tax under any other provision of this agreement;

(e) it would not have arisen but for a voluntary act, transaction or omission of the Company or the Buyer outside the ordinary course of business after Closing and which the Buyer was aware, or ought reasonably to have been aware, would give rise to the Liability for Tax or other liability in question.

9. **LIMITATIONS**

(i) The liability of the Sellers under paragraph (a)4 will terminate on the third (3rd) anniversary of Closing

(ii) The Limitations on Claims as set out in Clause 9 of this Agreement shall apply to any Claims and payments in relation to Tax Covenants under this Schedule 8.

10. **RECOVERY FROM THIRD PARTIES**

(i) Where the Sellers have paid an amount under paragraph (a)4 for any Liability for Tax and the Buyer, the Company recovers from some other person that is not the Buyer, the Company, any amount for any Liability for Tax, the Buyer shall or shall procure that the Company shall account to the Sellers for the lesser of:

(a) any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount; and

(b) the amount paid by the Sellers under paragraph (a)4 in respect of the Liability for Tax in question.

(iii) It has been Disclosed to the Buyer that the Company has in their accounts unabsorbed tax losses. To the best of the knowledge and information of the Company and the Sellers, it has been Disclosed to the Buyer that there is a possibility that the Inland Revenue Authority of Singapore will deem these unabsorbed tax losses void and inapplicable if one of two conditions are not met: that the business of the Company remains substantially the same and that there is no change of majority shareholders.

11. **CONDUCT OF TAX CLAIMS**

12. Subject to paragraph **Error! Reference source not found.**, if the Buyer becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Seller Representative as soon as reasonably practicable, provided that giving that notice shall not be a condition precedent to the Sellers' liability under this Tax Covenant.

13. If any Seller becomes aware of a Tax Claim, it shall notify the Buyer in writing as soon as reasonably practicable, and, on receipt of the notice, the Buyer shall be deemed to have given the Seller Representative notice of the Tax Claim in accordance with the provisions of paragraph **Error! Reference source not found.**.

14. The Buyer will take into account any reasonable representations in relation to the Tax Claim that are made in writing by any Seller or the Seller Representative within ten Business Days of notice having been given (or deemed to have been given) under paragraph **Error! Reference source not found.** or paragraph **Error! Reference source not found.** but shall otherwise be free to pay or settle the Tax Claim on such terms as the Buyer, in its absolute discretion, considers fit.

15. **GROSSING UP**

16. The Limitations on Claims as set out in Clause 9 of this Agreement shall apply to all Claims and payments under this Tax Covenant under this Schedule 8. Subject to the Limitation of Liability pursuant to Share Purchase Agreement, all amounts due under this Tax Covenant from the Sellers to the Buyer shall be paid in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by law). If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Sellers shall pay to the Buyer any sum as will, after the deduction or withholding is made, leave the Buyer with the same amount as it would have been entitled to receive without that deduction or withholding.

17. If the Buyer incurs, or would have incurred, but for the use of a Relief, a Tax liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount payable will be increased by any amount that will ensure that, after payment of the Tax liability, the Buyer is left with a net sum equal to the sum it would have received had no such Tax liability arisen.

18. **GENERAL**

All payments made by the Sellers to the Buyer or by the Buyer to the Sellers in accordance with this Tax Covenant will be treated, to the extent possible, as an adjustment to the Purchase Price for the Sale Shares.

SIGNATURE PAGE OF SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BUYER:

POET Technologies Inc.

By: ________________________
Name:
Title:

SELLERS:

3-5 LIGHTSOURCE PTE. LTD.

By: ______________________
Name:
Title:

EDB INVESTMENTS PTE. LTD.

By: __________________________
Name:
Title:

FUSIONTECH PTE. LTD.

By: __________________________
Name:
Title:

CAP VISTA PTE. LTD.

By: __________________________
Name:
Title:

SIGNATURE PAGE OF SHARE PURCHASE AGREEMENT (Continued)

NANYANG TECHNOLOGICAL UNIVERSITY- NTUITIVE PTE. LTD.

By:__________________________
Name:
Title:

M+W SINGAPORE PTE. LTD.

____
Name:
Title:

ROCKFORD VENTURES PTE. LTD.

____
Name:
Title:

MANAGEMENT SELLERS:

____
Name: Gerard William Rodrigues

____
Name: Lam Yee Loy

SIGNATURE PAGE OF SHARE PURCHASE AGREEMENT (Continued)

____

Name: Chan Yuen Chuen

____

Name: Byan Keith Patmon

____

Name: Tan Wee Heng

____

Name: Choo Lay Cheng

____

Name: Tan Wei Kiong

____

Hafiziarto

Agreed and Accepted by:-
COMPANY:
DENSELIGHT SEMICONDUCTORS PTE LTD

By: ________________________
Name:
Title:
Date: